UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Baxter International Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1) Amount previously paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

Notice of 2017

Annual Meeting

of Stockholders

and Proxy Statement

May 2, 2017

Baxter International

Inc. Headquarters

One Baxter Parkway

Deerfield, Illinois 60015

Baxter International Inc. One Baxter Parkway Deerfield, Illinois 60015	March 17, 2017

Dear Stockholder:

You are invited to attend Baxter’s Annual Meeting of Stockholders on Tuesday, May 2, 2017 at 9:00 a.m., Central Daylight Time, at our corporate headquarters located at One Baxter Parkway, Deerfield, Illinois 60015. Registration will begin at 8:00 a.m.

Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. If you plan to attend the Annual Meeting, please review the information on attendance provided on page 63 of the Proxy Statement.

Your vote is very important. Whether or not you plan to attend in person, I urge you to vote your shares as promptly as possible. You may vote your shares by Internet or by telephone. If you received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

Very truly yours,

José E. Almeida

Chairman of the Board,

President and Chief Executive Officer

i	investor.baxter.com

1

Notice of Annual Meeting of Stockholders and Proxy Statement

The 2017 Annual Meeting of Stockholders of Baxter International Inc. (the Annual Meeting) will be held at our corporate headquarters located at One Baxter Parkway, Deerfield, Illinois 60015, on Tuesday, May 2, 2017 at 9:00 a.m., Central Daylight Time, for the following purposes:

To elect the eight directors named in the attached Proxy Statement.

To approve named executive officer compensation for 2016.

To hold an advisory vote on the frequency of executive compensation advisory votes.

To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Baxter in 2017.

To vote on a stockholder proposal as described in the Proxy Statement, if such proposal is properly presented at the Annual Meeting.

To transact any other business that may properly come before the meeting.

The Board of Directors recommends that stockholders vote FOR Items 1, 2 and 4 and ONE YEAR with respect to Item 3. The Board of Directors recommends that stockholders vote AGAINST the stockholder proposal referred to in Item 5. Stockholders of record at the close of business on March 9, 2017 will be entitled to vote at the meeting.

By order of the Board of Directors,

Ellen K. McIntosh

Corporate Secretary

How Do I Vote?

By Internet, following the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card;

By telephone, using the telephone number printed on the proxy card; or

By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Important Notice Regarding

the Availability of Proxy Materials for

the Annual Meeting Of Stockholders

to be Held On May 2, 2017

This Proxy Statement relating to the 2017

Annual Meeting of Stockholders and the

Annual Report to Stockholders for the year

ended December 31, 2016 are available at

http://materials/proxyvote.com/071813.

Proxy Statement

The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting to be held on Tuesday, May 2, 2017. On or about March 17, 2017, Baxter began mailing to stockholders of record a Notice of Internet Availability of Proxy Materials providing instructions on how to access proxy materials via the Internet and how to vote online (www.proxyvote.com). Stockholders who did not receive the Notice of Internet Availability of Proxy Materials as a result of a previous election will receive a paper or electronic copy of the proxy materials, which Baxter also began sending on or about March 17, 2017.

investor.baxter.com

2

Proxy Statement Highlights

To assist you in reviewing the proposals to be acted upon at the Annual Meeting, this section presents concise detail about each non-routine voting item. For more complete information, please review our Annual Report on Form 10-K and the complete Proxy Statement.

Election of Directors

What am I voting on?

You are asked to vote for the reelection of the eight directors set forth below for a term of one year.

What is the Board’s recommendation?

The Board recommends a vote FOR the election of each of the director nominees.

The Board believes that the eight directors standing for reelection possess a desirable mix of professional and industry experience and qualifications and have demonstrated an ability to effectively work together (along with other members of the Board) and constructively challenge each other and management. See below for additional information regarding the qualifications, experiences and backgrounds of the Board (including the director nominees) and recent Board developments.

Where can I find more information?

Concise supporting information is presented below.

See also “Proposal 1—Election of Directors” for additional information.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	3

Name Primary Occupation		Director Since		Baxter Committees
	Age		Key Attributes and Skills	A	C	CG	QCT
José (Joe) E. Almeida Chairman and Chief Executive Officer, Baxter International Inc.	54	2016	• Substantial experience in the medical device industry • Extensive experience leading global, multi-faceted corporations
Thomas F. Chen (I) Senior Vice President and President of International Nutrition, Abbott Laboratories (retired)	67	2012	• Extensive international business experience in hospital products and pharmaceuticals • Global perspective			⬛	⬛
John D. Forsyth (I) Chairman and CEO, Wellmark Blue Cross Blue Shield	69	2003	• Extensive experience in the healthcare industry • Understanding of large, complex organizations, including healthcare payors		⬛	⬛
Munib Islam (I) Partner and Head of Equities Research, Third Point LLC	43	2015	• Significant capital allocation and investment management experience	⬛
Michael F. Mahoney (I) Chairman, President and CEO, Boston Scientific Corporation	52	2015	• Extensive experience leading global, medical products companies		⬛	⬛
Carole J. Shapazian (I) Executive Vice President of Maytag Corporation (retired)	73	2003	• Significant experience with global supply operations, manufacturing and distribution practices		⬛		⬛
Thomas T. Stallkamp (I)(L) Founder and Principal, Collaborative Management LLC	70	2000	• Extensive experience leading global corporations, including global manufacturers • Significant business development and supply chain experience	⬛		⬛
Albert P.L. Stroucken (I) Chairman and Chief Executive Officer, Owens-Illinois Inc. (Retired)	69	2004	• Substantial experience leading large, complex organizations • Significant financial expertise	⬛		⬛

Directors Continuing in Office

Name Primary Occupation		Director Since		Baxter Committees
	Age		Key Attributes and Skills	A	C	CG	QCT
James R. Gavin III, M.D., Ph.D (I) Chief Executive Officer and Chief Medical Officer Healing our Village, Inc.	71	2003	• Extensive experience in the healthcare industry, including leading healthcare providers • Significant scientific and medical expertise			⬛	⬛
Peter S. Hellman (I) President and Chief Financial and Administrative Officer Nordson Corporation (retired)	67	2005	• Significant experience overseeing global supply operations, manufacturing and distribution practices	⬛	⬛
Stephen N. Oesterle, M.D. (I) Healthcare Consultant, former Senior Vice President, Medicine and Technology (Medtronic plc)	66	2017	• Extensive experience in the medical products and healthcare industries • Strong scientific and medical background				⬛
K.J. Storm (I) Chief Executive Officer AEGON N.V. (retired)	74	2003	• Extensive international business experience • Strong financial expertise	⬛		⬛

Key

(I) Independent director	⬛ Committee Chairperson	A Audit Committee	C Compensation Committee
(L) Lead independent director	⬛ Committee Member	CG Corporate Governance Committee	QCT Quality, Compliance and Technology Committee

investor.baxter.com

4	Proxy Statement Highlights

2016 Corporate Developments

Development or Highlight	Further Information
Commenced Declassification of Baxter Board	See page 11

•  On May 3, 2016, Baxter stockholders approved an amendment to Baxter’s certificate of incorporation (Charter Amendment), which provides for the declassification of the Board

•  The Charter Amendment removed the sole remaining supermajority amendment provision from Baxter’s organizational documents

•  The Delaware Chancery Court validated the Charter Amendment on June 22, 2016. It became effective on August 1, 2016

•  Two-thirds of the Board will be up for reelection at the Annual Meeting in accordance with the Charter Amendment. Beginning in 2018, all Board directors will be elected annually

Board Refreshment and Committee Restructuring	See page 16

•  On February 6, 2017, the Board appointed Dr. Stephen Oesterle as its newest member

•  Thirty-three percent of the Board, after reflecting Dr. Oesterle’s appointment, has been on the Board less than two years

•  Reflecting its ongoing commitment to quality and compliance and in light of the company’s innovation and development activities, the Board expanded the scope of the Public Policy Committee’s responsibilities in February 2017. This expanded scope includes oversight of certain innovation and technology matters. The committee was renamed the Quality, Compliance and Technology Committee

Board Qualifications, Experiences and Backgrounds

The following chart sets forth the varied qualifications, experiences and backgrounds of the Board. Each chevron represents a director who possesses the specific attribute or experience. See “Corporate Governance at Baxter International Inc.—Board of Directors—Director Qualifications” and “—Director Nominations” for additional information.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	5

Advisory Vote to Approve Named Executive Officer Compensation

What am I voting on?

You are asked to cast a non-binding advisory vote to approve Baxter’s compensation programs as described in the “Executive Compensation—Compensation Discussion & Analysis” section of this Proxy Statement.

What is the Board’s recommendation?

The Board recommends a vote FOR this proposal.

The Board and the Compensation Committee believe that Baxter’s executive compensation programs appropriately align executives’ interests with Baxter’s strategies and long-term objectives, including with respect to Baxter’s pursuit of top quartile financial performance. See “—Performance Highlights” below for additional information regarding 2016 highlights.

Where can I find more information?

Concise supporting information is presented below.

See “Proposal 2—Advisory Vote to Approved Named Executive Officer Compensation” for additional information.

investor.baxter.com

6	Proxy Statement Highlights

Performance Highlights

Development or Highlight	Further Information
Strong financial results and stockholder returns for 2016	See page 25

•  As discussed below, Baxter had $10.2 billion of net sales in 2016. Baxter’s adjusted net sales in 2016 (calculated at budgeted exchange rates established prior to January 1, 2016) totaled $11.0 billion. See “Executive Compensation—Compensation Discussion and Analysis—Structure of Compensation Program—Financial Targets” for a reconciliation of adjusted net sales to net sales calculated in accordance with U.S. generally accepted accounting principles (GAAP)

•  Adjusted earnings from continuing operations per diluted share of $1.96 increased 42% in 2016. See “Executive Compensation—Compensation Discussion and Analysis—Structure of Compensation Program—Financial Targets” for a reconciliation of adjusted earnings from continuing operations per diluted share to the closest measure determined in accordance with GAAP

•  Free cash flow of $905 million increased more than two and one half times in 2016. For 2016, this amount includes $1,624 million of operating cash flow (up from $1,253 million in 2015) less $719 million of capital expenditures (down from $911 million in 2015)

•  Adjusted operating margin of 13.6% increased more than 50% in 2016. See “Compensation Discussion and Analysis—Structure of Compensation Program—Performance Over the Long-Term— Performance Against ROIC/Adjusted Operating Margin” for a reconciliation of adjusted operating margin to GAAP operating margin

•  Completed the disposition of Baxter’s retained stake in Baxalta Incorporated (Baxalta). This disposition resulted in the extinguishment of approximately $3.65 billion in Baxter debt in multiple debt-for-equity exchanges, the contribution of approximately 17.1 million Baxalta shares to Baxter’s U.S. pension plan and the repurchase of approximately 11.5 million Baxter shares in a stock-for-stock exchange

•  Returned $554 million to stockholders in 2016 through cash dividends and share repurchases, in addition to the stock-for-stock exchange discussed above

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	7

Compensation Design for 2016	See page 29

•  For 2016, long-term compensation consisted of 50% performance share units (PSUs) and 50% stock options. This split is consistent with the company’s historical practices

•  2016 PSU awards are based on three-year growth in shareholder return (GSV) and annual adjusted operating margin targets. In 2016, adjusted operating margin was included as the second financial metric in lieu of Return on Invested Capital (ROIC) (which had last been included in the 2014 PSU grants), consistent with the company’s increased focus on improving profit margins

•  The cash bonus plan for 2016 was based on adjusted net sales, adjusted earnings per share (EPS) and free cash flow (operating cash flow less capital expenditures). Free cash flow was added as a third metric in 2016 consistent with Baxter’s heightened focus on the disciplined use of capital expenditures

•  For 2016, Mr. Almeida’s annual base salary, as Chief Executive Officer, totaled $1,300,000 and he received a cash bonus award of $3,510,000 and long-term equity incentive awards with a grant date fair value of $826,481

Stockholder Engagement	See page 26

•  Baxter sponsors an active stockholder engagement program, with involvement from members of the Board, including the independent lead director (lead director) and members of the Corporate Governance and Compensation Committees

•  Consistent with its historical practices, the company is conducting an ongoing corporate governance outreach to top investors

Advisory Vote on the Frequency of Executive Compensation Advisory Votes

What am I voting on?

You are asked to cast a non-binding advisory vote on the frequency of Baxter’s “say-on-pay” votes (as described in Proposal 2).

What is the Board’s recommendation?

The Board of Directors recommends a ONE YEAR vote for this proposal.

After careful consideration, the Board of Directors recommends that stockholders vote in favor of an annual say-on-pay vote, consistent with the company’s historical practices.

Where can I find more information?

See “Proposal 3–Advisory Vote on the Frequency of Executive Compensation Advisory Votes.”

investor.baxter.com

8	Proxy Statement Highlights

Proxy Access Bylaw Amendment to Increase Aggregation Cap

What am I voting on?

If properly presented, you will be asked to vote on a stockholder proposal. The stockholder proposal asks the Board to amend Baxter’s proxy access bylaw provision, to replace the limit of 20 stockholders who are currently allowed to aggregate their shares with a 50 stockholder limit.

What is the Board’s recommendation? The Board of Directors recommends a vote AGAINST the stockholder proposal. Where can I find more information? Concise supporting information is presented below.
See “Proposal 5—Proxy Access Bylaw Amendment to Increase Aggregation Cap” for additional information.

Items to consider when evaluating this proposal:

•  The 20 stockholder limit is consistent with proxy access bylaw provisions adopted by many other S&P 500 companies

•  The Board (led by the Corporate Governance Committee) is actively involved in board refreshment matters, as evidenced by the recent appointment of Dr. Oesterle to the Board. Baxter stockholders are able to provide input on this nominating process through existing communication channels

•  A group of less than 20 stockholders, excluding Baxter’s top 50 investors, can aggregate their shares to satisfy the 3% stock ownership requirement

 | 2017 Annual Meeting of Stockholders and Proxy Statement

9

Corporate Governance at Baxter International Inc.

Election of Directors

The Board currently consists of 12 members and is divided into three classes. The directors whose terms expire at the Annual Meeting make up two classes of the Board. The remaining four directors (whose terms will expire at the 2018 Annual Meeting) constitute the third class. As of the 2018 Annual Meeting and in accordance with the terms of the Charter Amendment, the Board will be fully declassified and all members will be elected annually.

The Board has nominated all of the current directors whose terms expire at the Annual Meeting for re-election as directors for a term of one year.

The Board of Directors recommends a vote FOR the election of each of the director nominees named below under “—Nominees for Election as Directors (Term Expires 2017).”

Baxter’s Bylaws require each director to be elected by the majority of the votes cast with respect to such director in uncontested elections; that is, the number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director. Abstentions will not be considered votes cast. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at an annual meeting of stockholders, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under the Bylaws, any incumbent director who fails to be elected must offer his or her resignation to the Board. The Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. In accordance with the Bylaws, the Board would act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified. The director who offers his or her resignation would not participate in the Board’s decision.

All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board. No nominations for directors were received from stockholders, and no other candidates are eligible for election as directors at the Annual Meeting. Accordingly, there is no director election contest and each director nominee must receive a majority of the votes cast with respect to such director in order to be reelected to the Board. Unless proxy cards are marked otherwise, the individuals named as proxies intend to vote the shares represented by proxy in favor of all of the Board’s nominees.

Set forth below under “—Nominees for Election as Directors (Term Expires 2017)” and “—Directors Continuing in Office (Term Expires 2018)” is information concerning the nominees for election as well as the current directors in the class continuing after the Annual Meeting.

investor.baxter.com

10	Corporate Governance at Baxter International Inc.

Nominees for Election as Directors (Term Expires 2017)

José (Joe) E. Almeida

Chairman of the Board and CEO

Age 54

Director since 2016

Biography

Mr. Almeida was appointed Chairman of the Board, President and Chief Executive Officer effective January 1, 2016. He began serving as an executive officer of the company in October 2015. He served as Senior Advisor with The Carlyle Group from May 2015 to October 2015. Previously, he served as the Chairman, President and Chief Executive Officer of Covidien plc (Covidien) from March 2012 through January 2015, prior to the acquisition of Covidien by Medtronic plc (Medtronic), and President and Chief Executive Officer of Covidien from July 2011 to March 2012. Mr. Almeida served in other several executive roles with Covidien (formerly Tyco Healthcare) between April 2004 and June 2011. Mr. Almeida served on the board of directors of State Street Corporation from October 2013 to November 2015, Analog Devices, Inc. from December 2014 to November 2015 and EMC Corporation from January 2015 to November 2015. He previously served as director and chairman of the board for The Advanced Medical Technology Association (AdvaMed).

Key Attributes, Experience and Skills

Substantial knowledge of the medical device industry and extensive experience leading and operating global corporations as a result of his roles as Chairman and Chief Executive Officer at Baxter and Covidien and in other senior management roles at other medical device companies.

Thomas F. Chen

Independent Director

Age 67

Director since 2012

Biography

Mr. Chen served as Senior Vice President and President of International Nutrition of Abbott Laboratories (Abbott) before retiring in 2010. During his 22-year career at Abbott, Mr. Chen served in a number of roles with expanding responsibilities, primarily in Pacific/Asia/Africa where he oversaw expansion into emerging markets. Prior to Abbott, he held several management positions at American Cyanamid Company, which later merged with Pfizer Inc. Mr. Chen currently serves as a director of Stericycle, Inc. Mr. Chen previously served as a director of Cyanotech Corporation.

Key Attributes, Experience and Skills

Extensive international business experience in pharmaceuticals, hospital products and nutritionals through his 22-year career at Abbott, with a distinct global perspective resulting from his focus on emerging markets, particularly in China, India and other Asia Pacific regions.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	11

John D. Forsyth

Independent Director

Age 69

Director since 2003

Biography

Mr. Forsyth has been Chairman of Wellmark Blue Cross Blue Shield, a healthcare insurance provider for residents of Iowa and South Dakota, since 2000 and Chief Executive Officer since 1996. Prior to that, he spent 26 years at the University of Michigan, holding various positions, including President and Chief Executive Officer of the University of Michigan Health System. Mr. Forsyth currently serves as a director of the National Institute of Healthcare Management and previously served as a director of Baxalta.

Key Attributes, Experience and Skills

Extensive experience in the healthcare industry as well as an understanding of the challenges associated with leading and operating within large, complex organizations as current Chairman and Chief Executive Officer of Wellmark Blue Cross Blue Shield and given his 25 years of management experience in the University of Michigan Health System.

Munib Islam

Independent Director

Age 43

Director since 2015

Biography

Mr. Islam is a partner and the Head of Equities Research at Third Point LLC (Third Point), a registered investment advisor headquartered in New York City. He also serves on Third Point’s Risk Committee. From 2008 to 2011, Mr. Islam was a managing director and portfolio manager of the Highbridge European Value Equities fund at Highbridge Capital. Mr. Islam first joined Third Point in 2004, after working as an associate at Oak Hill Capital and at Lazard LLC.

Key Attributes, Experience and Skills

Significant capital allocation, investment management and financial expertise as the Head of Equities Research at Third Point.

investor.baxter.com

12	Corporate Governance at Baxter International Inc.

Michael F. Mahoney

Independent Director

Age 52

Director since 2015

Biography

Mr. Mahoney is Chairman, President and Chief Executive Officer of Boston Scientific Corporation (Boston Scientific). He has served in that role since 2016. Between 2012 and 2016, he served as President and Chief Executive Officer of Boston Scientific. He first joined Boston Scientific in 2011. Prior to joining Boston Scientific, Mr. Mahoney served as worldwide chairman of Johnson & Johnson medical devices and diagnostics division and as worldwide group chairman of Johnson & Johnson’s DePuy orthopedics and neuro science business. He was President and Chief Executive officer of the Global Healthcare Exchange from 2001 to 2007 before joining Johnson & Johnson. He serves as a director of AdvaMed.

Key Attributes, Experience and Skills

Significant knowledge of the global medical products business and extensive experience leading and operating within global, multi-faceted corporations as a result of his roles at Boston Scientific and Johnson & Johnson.

Carole J. Shapazian

Independent Director

Age 73

Director since 2003

Biography

Ms. Shapazian served as Executive Vice President of Maytag Corporation, a producer of home and commercial appliances (Maytag), and as President of Maytag’s Home Solutions Group, from January 2000 to December 2000. Prior to that, Ms. Shapazian was Executive Vice President and Assistant Chief Operating Officer of Polaroid Corporation (Polaroid), a photographic equipment and supplies corporation, from 1998 to 1999, having previously served as Executive Vice President and President of Commercial Imaging.

Key Attributes, Experience and Skills

Significant experience with, and insight into, global supply and service operations, manufacturing and distribution practices, research, product development and quality systems and organizational change as a result of her senior management positions with both Maytag and Polaroid.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	13

Thomas T. Stallkamp

Independent Lead Director

Age 70

Director since 2000

Biography

Mr. Stallkamp was appointed lead independent director in May 2014 and is the founder and principal of Collaborative Management LLC, a private supply chain consulting firm. From 2004 to 2010, Mr. Stallkamp was an Industrial Partner in Ripplewood Holdings L.L.C., a New York private equity group. From 2003 to 2004, Mr. Stallkamp served as Chairman of MSX International, Inc., a global provider of technology-driven engineering, business and specialized staffing services, and from 2000 to 2003, he served as Vice-Chairman and Chief Executive Officer of MSX International, Inc (MSX). From 1980 to 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which was Vice Chairman and President. Mr. Stallkamp serves as a director of BorgWarner Inc.

Key Attributes, Experience and Skills

Significant experience leading complex organizations through his senior management roles at DaimlerChrysler Corporation and its predecessor Chrysler Corporation and MSX, financial and business development expertise with Ripplewood Holdings L.L.C. and supply chain expertise as founder and principal of Collaborative Management LLC.

Albert P.L. Stroucken

Independent Director

Age 69

Director since 2004

Biography

From 2006 through 2015, Mr. Stroucken served as Chairman, President and Chief Executive Officer of Owens-Illinois, Inc., a glass packaging company and as director since 2005. Mr. Stroucken served as Executive Chairman of the Board of Owens-Illinois, Inc. from January 1 to June 30, 2016. From 1998 to 2006, Mr. Stroucken served as President and Chief Executive Officer of H.B. Fuller Company, a manufacturer of adhesives, sealants, coatings, paints and other specialty chemicals. Mr. Stroucken served as Chairman of H.B. Fuller Company from 1999 to 2006. From 1997 to 1998, he was General Manager of the Inorganics Division of Bayer AG. From 1992 to 1997, Mr. Stroucken was Executive Vice President and President of the Industrial Chemicals Division of Bayer Corporation. Mr. Stroucken previously served as a director of Baxalta and currently serves as a director of Shire plc (Shire).

Key Attributes, Experience and Skills

Substantial experience leading and operating large corporations and significant financial expertise through his leadership roles with Owens-Illinois, Inc. and H.B. Fuller Company as well as through positions at Bayer Corporation.

investor.baxter.com

14	Corporate Governance at Baxter International Inc.

Directors Continuing in Office (Term Expires 2018)

James R. Gavin III, M.D., Ph.D.

Independent Director

Age 71

Director since 2003

Biography

Dr. Gavin is Chief Executive Officer and Chief Medical Officer of Healing Our Village, Inc., a healthcare corporation that specializes in targeted advocacy, training, education, disease management and outreach for health care professionals and minority communities, having previously served as Executive Vice President for Clinical Affairs at Healing Our Village from 2005 to 2007. Dr. Gavin is also Clinical Professor of Medicine and Senior Advisor of Health Affairs at Emory University, a position he has held since 2005, and Clinical Professor of Medicine at Indiana University School of Medicine in Indianapolis, a position he has held since 2008. From 2002 to 2005, Dr. Gavin was President of the Morehouse School of Medicine and from 1991 to 2002 he served as Senior Science Officer at Howard Hughes Medical Institute, a non-profit medical research organization. He previously served as a director of Amylin Pharmaceuticals, Inc. and Baxalta.

Key Attributes, Experience and Skills

Extensive medical and scientific expertise and knowledge of the healthcare industry as a result of the positions he has held at Emory and Indiana Universities, the Morehouse School of Medicine and Howard Hughes Medical Institute as well as significant leadership experience as Chief Executive Officer and Chief Medical Officer of Healing Our Village, Inc.

Peter S. Hellman

Independent Director

Age 67

Director since 2005

Biography

From 2000 until his retirement in 2008, Mr. Hellman held various positions at Nordson Corporation, most recently as President and Chief Financial and Administrative Officer. From 1989 to 1999, Mr. Hellman held various positions with TRW Inc., the most recent of which was President and Chief Operating Officer. Mr. Hellman currently serves as a director of The Goodyear Tire & Rubber Company and Owens-Illinois, Inc.

Key Attributes, Experience and Skills

Significant financial and operational expertise and experience leading complex corporations with a considerable global presence as a result of the various senior positions held at Nordson Corporation and TRW Inc. as well as extensive experience serving on public company boards, including as the audit committee chair of The Goodyear Tire & Rubber Company and Owens-Illinois, Inc.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	15

Stephen N. Oesterle, M.D.

Independent Director

Age 66

Director since 2017

Biography

Dr. Oesterle is a consultant and provides advisory services to private equity and operating companies in the healthcare industry. From 2002 to 2015, he served as a member of Medtronic’s Executive Committee and as Senior Vice President, Medicine and Technology. Previously, he served as an Associate Professor of Medicine, Director of Invasive Cardiology Services at each of Massachusetts General Hospital (1998 to 2002), Stanford University Medical Center (1992 to 1998) and Georgetown University Medical Center (1991 to 1992). He served as a director of HeartWare International, Inc. (HeartWare) from January 2016 to November 2016, prior to Medtronic’s acquisition of HeartWare.

Key Attributes, Experience and Skills

Substantial knowledge of the medical device industry and extensive medical and leadership experience as a result of his role as Senior Vice President, Medicine and Technology at Medtronic as well as positions held at Harvard Medical School, Stanford University Medical Center and other leading hospitals.

K.J. Storm

Independent Director

Age 74

Director since 2003

Biography

Mr. Storm is a registered accountant (the Dutch equivalent of a Certified Public Accountant) and was Chief Executive Officer of AEGON N.V., an international insurance group, from 1993 until his retirement in 2002. He serves as the Vice Chairman of the Supervisory Board of PON Holdings B.V. and a member of the Supervisory Board of Scripsit Holding B.V. (Eisma Media Group). Until 2015, Mr. Storm served as the Chairman of the Board of Anheuser-Bush InBev S.A. and the Vice Chairman of the Board of Unilever N.V. and Plc. Previously, Mr. Storm served as the Chairman of the Supervisory Board of KLM Royal Dutch Airlines N.V. and a member of the Supervisory Board of AEGON N.V.

Key Attributes, Experience and Skills

Extensive international business experience and established leadership skills gained as Chief Executive Officer of AEGON N.V. and through his board service at global organizations such as Anheuser-Busch InBev S.A., Unilever N.V. and PLC, PON Holdings B.V. and KLM Royal Dutch Airlines, as well as significant accounting expertise as a registered accountant.

investor.baxter.com

16	Corporate Governance at Baxter International Inc.

Board of Directors

The Board currently consists of 12 members. The Board has determined that each of the following 11 current directors satisfies Baxter’s independence standards and the listing standards of the New York Stock Exchange (NYSE) for independence: Thomas F. Chen, John D. Forsyth, James R. Gavin III, M.D., Ph.D., Peter S. Hellman, Munib Islam, Michael F. Mahoney, Stephen N. Oesterle, M.D., Carole J. Shapazian, Thomas T. Stallkamp, K. J. Storm and Albert P.L. Stroucken. The Board had previously determined that Uma Chowdhry, Ph.D., a former Baxter director, was also independent in accordance with NYSE listing standards. Please refer to “—Director Independence” below for a discussion of Baxter’s independence standards.

Ms. Chowdhry retired from the Board, effective as of October 31, 2016. Dr. Oesterle was appointed to the Board in February 2017. In 2016, the Board held 10 meetings. Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served in 2016. Baxter’s Corporate Governance Guidelines set forth the company’s expectation that directors attend each annual meeting of stockholders. In 2016, 11 of the company’s 12 directors then in office attended the 2016 Annual Meeting.

The Board has a mix of relatively new and longer-tenured directors. This mix provides the Board with the benefit of new ideas and perspectives from shorter-tenured directors. It also helps to maintain the continuity of the Board and the Board’s familiarity with, and knowledge of, the Baxter organization. The average tenure of Baxter directors (including Mr. Joe Almeida) has decreased from 9.4 years (immediately after the June 2015 Baxalta spin-off) to 8.3 years as of March 15, 2017.

Director Independence

Baxter’s Corporate Governance Guidelines require that the Board be composed of a majority of directors who meet the criteria for “independence” established by the rules of the NYSE. To be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with Baxter (either directly or as a partner, stockholder or officer of an organization that has a relationship with Baxter), and solely with regard to Compensation Committee members, consider all relevant factors that could impair his or her ability to make independent judgments about executive compensation.

In making its independence determinations, the Board considers transactions, relationships and arrangements between Baxter and entities with which directors are associated as partner, shareholder or officer. When these transactions, relationships and arrangements have existed, they have generally been in the ordinary course of business and of a type customary for a global diversified company such as Baxter.

Director Qualifications

As discussed below in “—Nomination of Directors,” directors are selected on the basis of the specific criteria set forth in Baxter’s Corporate Governance Guidelines. The experience, expertise and knowledge represented by the Board as a collective body allow the Board to lead Baxter in a manner that serves its stockholders’ interests appropriately. Key attributes, experience and skills for each of the company’s current directors are included in “—Nominees for Election as Directors (Term Expires 2017)” and “—Directors Continuing in Office (Term Expires 2018).” Set forth below is a summary of the Board’s collective qualifications, experiences and backgrounds. Each chevron represents a director who possesses the specific attribute or experience.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	17

Nomination of Directors

It is the policy of the Corporate Governance Committee to consider candidates for director recommended by stockholders, members of the Board and management.

From time to time, the Corporate Governance Committee also considers directors recommended by independent search firms retained by the Board to help identify and evaluate potential director nominees or by stockholders. In 2016, the Corporate Governance Committee retained a search firm to assist in its search for an additional director, to replace Ms. Chowdhry and as part of its ongoing assessment of the Board and commitment to board refreshment. These efforts resulted in the appointment of Dr. Oesterle in February 2017.

The Corporate Governance Committee evaluates all candidates for director in the same manner regardless of the source of the recommendation. Stockholder recommendations for candidates for director should include the information required by Baxter’s Bylaws and be sent to the Corporate Governance Committee, c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

Baxter’s Corporate Governance Guidelines provide that (as described below), director nominees selected by the Corporate Governance Committee must:

•	possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility;
•	have a genuine interest in the company and recognition that as a member of the Board, each director is accountable to all stockholders of the company, not to any particular interest group;
•	have a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization;
•	be or have been in a senior position in a complex organization such as a corporation, university or major unit of government or a large not-for-profit institution;
•	have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the company and its stockholders;
•	have the ability and be willing to spend the time required to function effectively as a director;
•	be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the company as a director; and
•	have independent opinions and be willing to state them in a constructive manner.

The Corporate Governance Guidelines also provide that directors are selected on the basis of talent and experience. Diversity of background, including diversity of gender, race, ethnic or geographic origin, age and experience (including in business, government and education as well as healthcare, science and technology), is a relevant factor in the selection process. This factor is relevant as a diverse Board is likely to be a well-balanced Board with varying perspectives and a breadth of experience that will positively contribute to robust discussion at Board meetings. A nominee’s ability to meet the independence criteria established by the NYSE is also a factor in the nominee selection process. If a vacancy occurs or is expected to occur (as it did in connection with Ms. Chowdhry’s retirement), the Board initiates a process to identify potential candidates. Once a candidate has been identified, the Corporate Governance Committee and the independent search firm will engage in a process that includes a thorough investigation of the candidate, an examination of his or her business background and education, research on the individual’s accomplishments and qualifications, in-person interviews and reference checking. If this process generates a positive indication, the lead director, members of the Corporate Governance Committee and the Chairman of the Board will meet separately with the candidate and then confer with each other regarding the candidate. Reflecting the output from these background screens and interviews (possibly with multiple candidates), the Corporate Governance Committee may then recommend an individual to the full Board for further evaluation and ultimately election. If the full Board agrees, the Chairman of the Board is then authorized to extend an offer to the individual candidate to join the Board at that time or nominate the candidate for election at the next Annual Meeting. Dr. Oesterle was appointed to the Board in February 2017 through the application of this process.

In addition to making recommendations to the Board, eligible stockholders are able to nominate candidates for election to the Board through the proxy access provisions of Baxter’s Bylaws. Subject to compliance with the related requirements (including with respect to the nominating stockholders, the nominee and the manner in which the nominee was nominated), the nominees will be included in the

investor.baxter.com

18	Corporate Governance at Baxter International Inc.

related proxy statement as a stockholder nominee. The proxy access provision provides that a group of up to 20 stockholders that have held at least 3% of Baxter’s outstanding shares for at least three years can nominate up to two individuals or 20% of the Board, whichever is greater, for election at an annual stockholders’ meeting. No stockholders submitted any proxy access nominees for consideration at the Annual Meeting.

Communicating with the Board of Directors

Stockholders and other interested parties may contact any of Baxter’s directors, including the lead director or the non-management directors as a group, by writing a letter to Baxter Board of Directors c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015, or by sending an e-mail to boardofdirectors@baxter.com. Baxter’s Corporate Secretary will forward communications directly to the lead director, unless a different director is specified.

See “Executive Compensation—Compensation Discussion and Analysis—Summary—Stockholder Engagement” for a discussion of the company’s stockholder outreach efforts.

Other Corporate Governance Information

Corporate Governance Guidelines

Baxter’s Board of Directors has long adhered to corporate governance principles designed to ensure effective corporate governance. Since 1995, the Board of Directors has had in place a set of corporate governance guidelines reflecting these principles. Baxter’s current Corporate Governance Guidelines, most recently reviewed in February 2017, cover topics including director qualification standards, director responsibilities (including those of the lead director), director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. Baxter’s Corporate Governance Guidelines are available on Baxter’s website at www.baxter.com under “About Baxter—About Us—Governance—Guidelines.”

Board Responsibilities

Code of Conduct

Baxter has adopted a Code of Conduct that applies to all members of the Board of Directors and all employees of the company, including the Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. Any amendment to, or waiver from, a provision of the Code of Conduct that applies to Baxter’s Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions will be disclosed on Baxter’s website, at www.baxter.com under “About Baxter—About Us—Governance.” The Code of Conduct is available on Baxter’s website at www.baxter.com under “About Baxter—About Us—Governance—Code of Conduct.”

Board’s Oversight of Risk

Baxter’s risk management activities include the identification and assessment of the key risks facing the company among the universe of business risks (strategic, operational, financial and regulatory/compliance). These risks are identified across the organization and come from multiple businesses, regions and functions. The Board reviews these risks on an annual basis after they have been identified and assessed by management and regularly reviews the initiatives put in place to mitigate the effects of these risks. These reviews include updates throughout the year from the businesses, regions and functions from which the key risks arise. Depending on the risk, the update may be presented to the full Board or if appropriate to a committee. For example, the Audit Committee reviews the financial risk assessment process and findings of the internal auditors while the Quality, Compliance and Technology Committee and the Audit Committee jointly receive an update from the ethics and compliance function at least annually. Some risks are reviewed by the Board as well as a committee. For example, quality updates are provided at least annually to the full Board although more frequently provided to the Quality, Compliance and Technology Committee. Through its risk oversight activities, the company identifies opportunities to further embed systematic enterprise risk management into its business processes. The Board actively encourages management to continue to identify enterprise risk and develop appropriate mitigation strategies.

The Audit Committee commenced the first phase of its annual enterprise risk management review in March 2016 by reviewing key risks across the organization (as identified by management). Over the course of the rest of the year, each of the key risks and related mitigation strategies were reviewed with the Board or a committee of the Board that then reported to the Board.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	19

In addition to the Board’s role in enterprise risk management, various committees of the Board are also expressly tasked by their charters to be responsible for the oversight of certain risks. More specifically, the Audit Committee is charged with oversight of the process by which management assesses and manages risk as well as the company’s major financial risk exposures and the steps taken to monitor and control these exposures, while the Quality, Compliance and Technology Committee is charged with oversight of Baxter’s quality, compliance and innovation strategy programs as well as review of strategic issues and corporate actions relating to current and emerging political issues, corporate citizenship and public policy.

Certain Relationships and Related Person Transactions

The Board recognizes that related person transactions present a heightened risk of conflicts of interest. Accordingly, pursuant to Baxter’s Corporate Governance Guidelines, the Corporate Governance Committee has been charged with reviewing related person transactions regardless of whether the transactions are reportable pursuant to applicable rules of the SEC. For purposes of this policy, a “related person transaction” is any transaction in which the company was or is to be a participant and in which any related person has a direct or indirect material interest other than transactions that involve less than $50,000 when aggregated with all similar transactions. For any related person transaction to be consummated or to continue, the Corporate Governance Committee must approve or ratify the transaction. The Corporate Governance Committee will approve or ratify a transaction if it determines that such transaction is in Baxter’s best interest. Related person transactions are reviewed as they arise and are reported to the Corporate Governance Committee. The Corporate Governance Committee also reviews materials prepared by the Corporate Secretary (including information identified in questionnaires distributed annually to the company’s directors, executive officers and controller) to determine whether any related person transactions have occurred that have not been reported. It is Baxter’s policy to disclose all related person transactions in the company’s applicable filings to the extent required by the applicable rules and regulations of the SEC.

Board Structure and Processes

Board Leadership Structure; Lead Director

Mr. Almeida has served as Chairman of the Board and Chief Executive Officer since January 1, 2016. Thomas T. Stallkamp serves as the lead director and has served in such capacity since May 2014.

The Board regularly reviews the leadership structure of the company, including whether the position of Chairman should be held by an independent director. In connection with Mr. Almeida’s appointment, the Board determined that it was in Baxter stockholders’ best interests to keep the Chairman and Chief Executive Officer roles combined. The Board reached this decision in light of Mr. Almeida’s significant industry and leadership experience, including as Chairman and Chief Executive Officer of Covidien. They also believed that Mr. Almeida would effectively connect the Board and Baxter management as he worked with management to establish Baxter’s new strategic framework and refresh its long range plans. As Chairman of the Board, he has developed a process through which this strategic framework is reviewed with the Board on a regular basis.

As Chairman of the Board and pursuant to Baxter’s Bylaws, Mr. Almeida presides at all Board and stockholder meetings, serves as the primary spokesperson for Baxter and acts as a liaison between the Board and the stockholders. As Chief Executive Officer and pursuant to Baxter’s Bylaws, Mr. Almeida supervises the business of the company, subject to the direction of the Board. As lead director and pursuant to Baxter’s Corporate Governance Guidelines, Mr. Stallkamp (or in his absence, another independent director) presides at all executive sessions of the Board, acts as the liaison between the independent directors and the Chairman, reviews meeting agendas for the Board and works with the Chairman to facilitate timely and appropriate information flow to the Board. In 2016, these executive sessions occurred as part of every regularly scheduled meeting of the Board and covered critical issues facing the company, including matters related to the company’s product portfolio, capital allocation strategies, the evaluation of potential business development opportunities (including the company’s agreement to acquire Claris Injectables Limited) and the disposition of the company’s retained stake in Baxalta. The lead director, together with the chairpersons of the Compensation and Corporate Governance Committees, also leads the non-employee directors in the annual review and approval of compensation for the Chief Executive Officer.

Mr. Stallkamp also serves as the contact person for interested parties to communicate directly with the independent members of the Board.

The Corporate Governance Committee recommends a lead director to the full Board for approval on an annual basis, with the expectation that once elected a lead director will serve for three consecutive years. It is anticipated that Mr. Stallkamp will be reappointed by the Board as lead director in May 2017.

investor.baxter.com

20	Corporate Governance at Baxter International Inc.

As discussed above, the Board has determined that the combined Chief Executive Officer—Chairman structure continues to serve the best interests of the company’s stockholders in light of the related requirements as set forth in Baxter’s Bylaws and Corporate Governance Guidelines and the skills and experience that Messrs. Almeida and Stallkamp bring to their respective roles. The Board made this determination in advance of extending an offer to Mr. Almeida to serve as Baxter’s Chairman and Chief Executive Officer.

Executive Sessions

As discussed above, independent directors of the Board met in executive session without management at every regularly scheduled meeting during 2016 in accordance with Baxter’s Corporate Governance Guidelines. Mr. Stallkamp, as lead director, led these executive sessions. Additionally, the Audit Committee is required by its charter to regularly hold separate sessions during committee meetings with each of the internal auditor, the independent registered public accounting firm and management. The Corporate Governance and Compensation Committees generally meet in executive session at each meeting.

Committees of the Board

The standing committees of the Board of Directors currently consist of the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Quality, Compliance and Technology Committee.

Each committee consists solely of independent directors and is governed by a written charter. All committee charters are available on Baxter’s website at www.baxter.com under “About Baxter—About Us—Governance—Committees & Charters.”

Audit Committee

The Audit Committee is currently composed of K. J. Storm (Chair), Peter S. Hellman, Munib Islam, Thomas T. Stallkamp and Albert P.L. Stroucken, each of whom is independent under the rules of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (Exchange Act). The Board has determined that Messrs. Hellman, Stallkamp, Storm and Stroucken each qualify as an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee is primarily concerned with the integrity of Baxter’s financial statements, system of internal accounting controls, the internal and external audit process, and the process for monitoring compliance with laws and regulations. The Audit Committee’s duties include: (1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the external and internal auditors and reviewing with management Baxter’s disclosure controls and procedures; (2) retaining and evaluating the qualifications, independence and performance of the independent registered public accounting firm; (3) approving audit and permissible non-audit engagements to be undertaken by the independent registered public accounting firm; (4) reviewing the scope of the annual external and internal audits; (5) reviewing and discussing Baxter’s financial statements (audited and unaudited), as well as earnings press releases and related information, prior to their filing or release; (6) overseeing legal and regulatory compliance as it relates to financial matters; (7) holding separate executive sessions with the independent registered public accounting firm, the internal auditor and management; (8) discussing guidelines and policies governing the process by which Baxter assesses and manages risk; and (9) approving certain financing matters, proposed corporate transactions and capital expenditures. The Audit Committee met 12 times in 2016. The Audit Committee Report appears on page 55.

Compensation Committee

The Compensation Committee is currently composed of John D. Forsyth (Chair), Peter S. Hellman, Michael F. Mahoney, Carole J. Shapazian and Thomas T. Stallkamp, each of whom is independent under the rules of the NYSE. The Compensation Committee exercises the authority of the Board relating to employee benefit and equity-based plans and the compensation of the company’s officers. The Compensation Committee’s duties include: (1) making recommendations for consideration by the Board, in executive session and in coordination with the Corporate Governance Committee, concerning the compensation of the Chief Executive Officer; (2) determining the compensation of the company’s officers (other than the Chief Executive Officer) and advising the Board of such determination; (3) making recommendations to the Board with respect to incentive compensation plans and equity-based plans and exercising the authority of the Board concerning benefit plans; (4) serving as the administration committee of the company’s equity-based plans; (5) making recommendations to the Board concerning director compensation; (6) reviewing the adequacy of the company’s stock ownership guidelines and periodically assessing compliance with these guidelines; and (7) overseeing the company’s compensation philosophy and strategy and periodically assessing the risk related to its compensation policies and practices. The Corporate Governance and Compensation Committees work together to establish a link between the Chief Executive Officer’s

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	21

performance and decisions regarding his compensation. All compensation actions relating to the company’s Chief Executive Officer are subject to the approval of the independent directors of the Board. The Compensation Committee met five times in 2016. The Compensation Committee Report begins on page 25.

The Compensation Committee has the sole and direct responsibility for the appointment, compensation and oversight of the work of any advisor retained by the Compensation Committee, and it has directly engaged George B. Paulin, Chairman of Frederic W. Cook & Co., Inc. (FW Cook), as its independent compensation consultant. Additionally, Aon Hewitt assists the Compensation Committee with the compilation of market data from time to time. Mr. Paulin reports directly and exclusively to the Compensation Committee and his firm provides no other services to Baxter except advising on executive and Board compensation matters. He provides analyses and recommendations that inform the Compensation Committee’s decisions, but he does not decide or approve any compensation actions. During 2016, he advised the Compensation Committee Chairman on setting agenda items for Compensation Committee meetings; reviewed management proposals presented to the Compensation Committee; assisted in the Compensation Committee’s assessment of Baxter’s compensation policies and practices; and conducted a review of the compensation of non-employee directors at Baxter’s peer companies. He also assisted in the identification of new peer companies for Baxter prior to the Baxalta spin-off and again for 2017, as described in “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation—Structure of Compensation—Baxter’s Peer Group and Use of Peer Group Data.” In accordance with the rules of the SEC and the NYSE regarding the independence of compensation consultants, Mr. Paulin provided the Compensation Committee information regarding any personal, financial, or business relationships between FW Cook and Baxter, its management or the members of the Compensation Committee that could impair its independence or present a conflict of interest. Based on its review of this information, the Compensation Committee determined that there were no relationships that impair the independence or create a conflict of interest between Baxter and FW Cook and the partners, consultants and employees who provide services to the Compensation Committee. In addition, the Compensation Committee annually reviews the substantive performance of Mr. Paulin and FW Cook as part of its engagement process.

Corporate Governance Committee

The Corporate Governance Committee is currently composed of James R. Gavin III, M.D., Ph.D. (Chair), Thomas F. Chen, John D. Forsyth, Michael F. Mahoney and K. J. Storm, each of whom is independent under the rules of the NYSE. The Corporate Governance Committee assists and advises the Board on director nominations, corporate governance and general Board organization and planning matters. The Corporate Governance Committee’s duties include: (1) developing criteria for use in evaluating and selecting candidates for election or re-election to the Board and assisting the Board in identifying and attracting qualified director candidates; (2) selecting and recommending that the Board approve the director nominees for the next annual meeting and recommending persons to fill any vacancy on the Board; (3) determining Board committee structure and membership; (4) overseeing the succession planning process for management, including the Chief Executive Officer; (5) developing and implementing an annual process for evaluating the performance of the Chief Executive Officer; (6) developing and implementing an annual process for evaluating Board and committee performance; (7) overseeing the continuing education of the Board; and (8) reviewing at least annually the adequacy of Baxter’s Corporate Governance Guidelines. The Corporate Governance Committee met seven times in 2016.

Quality, Compliance and Technology Committee

The Quality, Compliance and Technology Committee is currently composed of Carole J. Shapazian (Chair), Thomas F. Chen, James R. Gavin III, M.D., Ph.D., Stephen N. Oesterle, M.D. and Albert P.L. Stroucken. The Quality, Compliance and Technology Committee was previously named the Public Policy Committee and was renamed in early 2017. This change was made to better emphasize Baxter’s commitment to quality and compliance matters and to assign responsibility for oversight of the company’s innovation strategy from the Board to the committee. The Quality, Compliance and Technology Committee assists the Board in fulfilling its oversight responsibilities with respect to legal, regulatory (including quality) and other compliance matters and the company’s innovation strategy. The committee also advises the Board with respect to Baxter’s responsibilities as a global corporate citizen. The Quality, Compliance and Technology Committee’s duties include: (1) overseeing risk management in the area of product quality and safety; (2) reviewing periodic reports on significant compliance matters from senior executives in charge of the company’s quality and compliance functions; (3) coordinating with the Audit Committee on quality and compliance issues; (4) overseeing the company’s innovation strategy; and (5) reviewing strategic issues and corporate actions relating to current and emerging political, corporate citizenship and public policy issues that may affect Baxter. The Quality, Compliance and Technology Committee met three times in 2016.

investor.baxter.com

22	Corporate Governance at Baxter International Inc.

Director Compensation

Non-employee directors are compensated for their service under Baxter’s non-employee director compensation plan with cash compensation and equity awards of stock options and RSUs. Beginning in 2016, Mr. Islam was paid solely in cash an amount equal to the cash compensation paid to all other non-employee directors (as described below under “—Cash Compensation”) and an amount equal to the target value of the RSUs and stock options awarded to all other non-employee directors in May 2016 (as described below under “—Stock Options” and “—Restricted Stock Units”). The cash compensation to be paid in lieu of the equity award will be paid subject to Mr. Islam’s satisfaction of the one year vesting period to which RSUs and stock options granted to other non-employee directors in 2016 are subject. Baxter’s director compensation program utilizes equity awards in order to further align the interests of directors with Baxter stockholders. Notwithstanding that Mr. Islam will continue to receive solely cash awards in 2017, he serves on the Board as a Third Point nominee in accordance with the terms of the September 2015 Support Agreement with Third Point and as a senior Third Point executive. Third Point is the company’s second largest stockholder as of the date of this Proxy Statement. See “Ownership of Our Stock—Security Ownership by Certain Beneficial Owners” for additional information regarding Third Point’s holdings.

Cash Compensation

In 2016, each non-employee director was paid a $65,000 annual cash retainer and a $2,000 fee for each Board and committee meeting attended.

Each non-employee director who acts as the chairperson of any committee meeting receives an additional annual retainer of $15,000, except for the Chair of the Audit Committee who receives an additional retainer of $20,000 in light of the frequency of meetings held by this committee. The lead director is paid an additional annual cash retainer of $50,000. Non-employee directors are eligible to participate in a deferred compensation plan that allows for the deferral of all or any portion of cash payments until Board service ends and provides participants with a select subset of investment elections available to all eligible employees under Baxter’s tax-qualified Section 401(k) plan.

Beginning in 2017, each non-employee director is now paid an $85,000 annual cash retainer but will not receive any Board meeting fees. Each non-employee director will also continue to receive committee meeting fees, as applicable.

Stock Options

Except as described above with respect to Mr. Islam, each non-employee director received an annual grant of stock options on the 2016 Annual Meeting date. Under Baxter’s director compensation plan for 2016, each non-employee director received an annual stock option grant with a value of $60,000 as of the grant date in May 2016, rounded to the nearest ten shares. The stock options become exercisable on the date of the next annual meeting, and may become exercisable earlier in the event of death, disability or a change in control of Baxter.

For 2017, the aggregate value of a non-employee director’s annual equity grant was increased from $175,000 to $180,000. Historically (including for 2016), this annual equity grant has consisted of 50% stock options and 50% RSUs (as described below). Beginning in 2017, 100% of this grant will be made in fully vested Baxter shares unless a director elected to receive 50% of the value of the grant in fully vested options. All equity awards are subject to a six-month clawback period in the event the director stops serving on the Board during that period (other than as a result of death, disability or qualifying retirement).

Restricted Stock Units

Except as described above with respect to Mr. Islam, each non-employee director received an annual grant of RSUs on the 2016 Annual Meeting date. The number of RSUs granted in 2016 equaled the quotient of $115,000 divided by the closing sale price for a share of Baxter common stock on the 2016 Annual Meeting date, rounded to the nearest ten shares. Directors had the option of deferring the distribution of the shares of stock underlying the RSUs until termination from service as a director. These RSUs are scheduled to vest on the Annual Meeting date and may vest earlier in the event of death, disability or a change in control of Baxter. Directors are credited with dividend equivalents on the shares underlying the RSUs (whether vested or unvested) and such dividend equivalents are reinvested in additional unvested RSUs. Directors have no other rights of a stockholder with respect to the shares underlying the RSUs prior to vesting.

As discussed above, beginning in 2017, non-employee directors will receive fully vested shares of Baxter common stock and, if they elect, fully vested Baxter stock options. These awards will be subject to a six-month clawback period. Additionally, if a non-employee

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	23

director does not make a stock option election by the applicable deadline, his/her entire equity award (beginning in May 2017) will consist of fully vested Baxter shares.

Other Director Compensation

Directors are eligible to participate in the Baxter International Foundation matching gift program, under which Baxter’s foundation matches gifts made by employees and directors to eligible non-profit organizations. The maximum gift total for a non-employee director participant in the program is $20,000 in any calendar year.

Baxter’s Stock Ownership Guidelines for Directors; Prohibitions on Trading

Baxter’s Corporate Governance Guidelines provide that after five years of Board service, each director is recommended to hold common stock equal to five times the annual cash retainer provided to directors. The Board has determined that Mr. Islam satisfies this guideline by virtue of Third Point’s ownership of Baxter common stock. See “Ownership of Our Stock—Security Ownership by Certain Beneficial Owners” for a description of Third Point’s holdings.

Pursuant to Baxter’s securities trading policy, Baxter directors are prohibited from engaging in short-term trading activities and option transactions in Baxter stock. As a result, directors cannot enter into any “put” or “call” options or otherwise buy or sell derivatives on any Baxter stock.

Director Compensation Table

The following table provides information on 2016 compensation for non-employee directors who served during 2016.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas F. Chen	105,000	114,970	49,062	3,938	272,970
Uma Chowdhry, Ph.D.	82,167	114,970	49,062	23,090	269,289
John D. Forsyth	124,000	114,970	49,062	1,388	289,420
James R. Gavin, M.D., Ph.D.	118,000	114,970	49,062	24,846	306,878
Peter S. Hellman	111,000	114,970	49,062	21,388	296,420
Munib Islam	107,000	—	—	412	107,412
Michael F. Mahoney	103,000	114,970	49,062	1,027	268,059
Carole Shapazian	116,000	114,970	49,062	21,388	301,420
Thomas T. Stallkamp	171,000	114,970	49,062	21,388	356,420
K. J. Storm	135,000	114,970	49,062	1,388	300,420
Albert P.L. Stroucken	115,000	114,970	49,062	1,388	280,420

[1]	Consists of the amounts described above under “—Cash Compensation.” The amounts for Ms. Chowdhry reflect her retirement from the Board effective as of October 31, 2016. Dr. Oesterle is not included in the table, as he was elected to the Board in 2017.
[2]	The amounts shown in this column are valued based on the grant date fair value of the underlying RSU award computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 12 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2016. As of December 31, 2016, each non-employee director (other than Mr. Islam) had 2,590 unvested RSUs. Mr. Islam has disclaimed beneficial ownership of the RSUs granted to him in connection with his September 2015 appointment, in light of his employment arrangement with Third Point. In connection with her retirement, Ms. Chowdhry’s unvested RSUs were forfeited.
[3]	The amounts shown in this column are valued based on the grant date fair value of the underlying stock option award computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 12 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2016. As of December 31, 2016, each non-employee director had the following number of stock options outstanding: Mr. Chen (26,869); Ms. Chowdhry (0); Mr. Forsyth (52,239); Dr. Gavin (52,239); Mr. Hellman (52,239); Mr. Islam (6,290); Mr. Mahoney (11,750); Ms. Shapazian (42,239); Mr. Stallkamp (38,259); Mr. Storm (47,959); and Mr. Stroucken (52,239). Mr. Islam has disclaimed beneficial ownership of the Baxter stock options granted to him in connection with his appointment, in light of his employment arrangement with Third Point.
[4]	The amounts in this column include matching gift contributions made by Baxter’s charitable foundation for 2016 (paid as of March 1, 2017) on behalf of the following directors: Ms. Chowdhry ($20,000); Dr. Gavin ($20,000); Mr. Hellman ($20,000); Ms. Shapazian ($20,000); and Mr. Stallkamp ($20,000). These are the only components of “All Other Compensation” that involved an amount equal to or greater than $10,000 for any director in 2016. All other amounts in this column represent dividend equivalent payments on RSUs held by the non-employee directors during 2016 (including any RSUs with deferred vesting pursuant to the deferred compensation plan).

investor.baxter.com

24

Executive Compensation

Advisory Vote to Approve Named Executive Officer Compensation

At the 2011 Annual Meeting, stockholders recommended to hold annual advisory votes approving the compensation of Baxter’s named executive officers (commonly referred to as “say-on-pay”). The Board determined to follow the stockholders’ recommendation and hold annual say-on-pay votes. Accordingly, the Board is requesting that stockholders approve, pursuant to a non-binding vote, the compensation of the company’s named executive officers as disclosed in this Proxy Statement.

The Board of Directors recommends a vote FOR approval of the compensation of the company’s named executive officers.

The Board encourages stockholders to carefully review the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, in connection with this advisory vote. The Compensation Discussion and Analysis section describes Baxter’s executive compensation program and the decisions made by the Compensation Committee and the Board with respect to the compensation of the company’s named executive officers for 2016.

The company has designed its executive compensation programs to attract, motivate, reward and retain the senior management talent required to achieve its corporate objectives and increase stockholder value. As discussed below in Compensation Discussion and Analysis, pay-for-performance is the most significant structural element of Baxter’s executive compensation program, where the majority of executive pay is at risk and subject to specific annual and long-term performance requirements.

In addition, Baxter has also adopted policies, like the stock ownership guidelines and the executive compensation recoupment policy, to help ensure long-term focus and appropriate levels of risk-taking by executive officers.

The Board believes that Baxter’s executive compensation program is designed to meet the objectives discussed in the Compensation Discussion and Analysis section. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Baxter International Inc. approve the compensation paid to the company’s named executive officers as described in this Proxy Statement under “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure contained therein.

This say-on-pay advisory vote is non-binding on the Board. Although the vote is non-binding, the Board and the Compensation Committee will review and thoughtfully consider the voting results when making future decisions concerning the compensation of the company’s future named executive officers.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	25

Compensation Committee Report

The Compensation Committee is responsible for the oversight of Baxter’s compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the following Compensation Discussion and Analysis be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and this Proxy Statement, each of which will be filed with the SEC.

Compensation Committee

John D. Forsyth (Chair)

Peter S. Hellman

Michael F. Mahoney

Carole J. Shapazian

Thomas T. Stallkamp

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the 2016 compensation paid to Baxter’s executive officers who are identified as named executive officers below. The purpose of this discussion is to provide investors with an understanding of the company’s executive compensation policies and practices, and the decisions regarding the compensation for the named executive officers.

Summary

2016 Results

Baxter’s financial results for 2016 reflect the company’s achievement of significant financial, operational and strategic objectives. The related highlights include:

•	delivery of innovative products for patients and expanded access to life-sustaining therapies through a combination of more than 20 new product launches, line extensions and geographic expansions;
•	continued growth with the company’s Automated Peritoneal Dialysis (APD) systems, both AMIA in the U.S. and HOMECHOICE CLARIA outside the U.S., each with Baxter’s SHARESOURCE Connectivity Platform, the first and only two-way remote patient management system for home dialysis therapy;
•	significant improvement of the company’s balance sheet and the return of value to stockholders through the disposition of the Baxalta retained stake (which disposition included the repurchase of approximately 11.5 million Baxter shares);
•	a 13% increase in the company’s quarterly cash dividend and additional targeted cash share repurchases of approximately $300 million; and
•	the launch of restructuring activities intended to transform Baxter’s cost structure and enhance operational efficiency.

Baxter’s global net sales totaled $10.2 billion in 2016 (or $11.0 billion calculated on an adjusted basis at budgeted exchange rates), with adjusted earnings from continuing operations per diluted share of $1.96. Additionally, Baxter achieved free cash flow (operating cash flow less capital expenditures) of $905 million and adjusted operating margin of 13.6% in 2016. See “—Structure of Compensation Program—Financial Targets” and “—Performance Over the Long-Term—Performance Against ROIC/Adjusted Operating Margin” for a reconciliation of adjusted net sales, adjusted earnings per diluted share, free cash flow and adjusted operating margin to the closest GAAP measure.

As discussed in “—Structure of Compensation Program—Financial Targets” below, Baxter’s short-term cash compensation program for 2016 was based, in part, on the achievement of adjusted EPS, adjusted net sales and free cash flow for 2016.

The company’s financial, operational and strategic performance (as discussed above) were all significant factors in the compensation decisions made for 2016. A comparison of the performance of Baxter’s common stock against certain of its peers over the past year provides another perspective on Baxter’s overall performance and is an additional factor that the Compensation Committee (and with

investor.baxter.com

26	Executive Compensation

respect to Chief Executive Officer compensation, the Board) considered when making compensation decisions for 2016. While the Compensation Committee has historically considered the relative performance of Baxter’s common stock over a five year period when making compensation decisions, the shorter time period is intended to reflect the impact of Mr. Almeida as the company’s new Chief Executive Officer and Chairman effective January 1, 2016 and the subsequent changes to the company’s strategic framework and long range plans.

The following graph compares the cumulative total shareholder return (including reinvested dividends) on Baxter common stock and the Standard & Poor’s 500 Composite Index and the Standard & Poor’s 500 Health Care Index for 2016 (Source: Bloomberg). As set forth below, the total shareholder return for Baxter in 2016 totaled approximately 17.6%, as compared to 11.9% for the S&P 500 Composite Index and (2.7)% for the S&P 500 Health Care Index over the same period.

2016 Say-on-Pay Vote

At the 2016 Annual Meeting, approximately 95% of the stockholders voting at the meeting approved the compensation paid to Baxter’s named executive officers in 2015.

The Compensation Committee and management are committed to strengthening pay-for-performance alignment, as well as the overall design of the company’s executive compensation programs. In 2016 and early 2017, Baxter has reached out to certain of its top stockholders to seek feedback on Baxter’s executive pay practices and the 2016 say-on-pay vote, as part of the outreach discussed below in “—Stockholder Engagement.” No stockholders that took part in those discussions identified any issues with the company’s say-on-pay practices.

Stockholder Engagement

Baxter sponsors an active stockholder engagement program. As part of this program, the company is committed to engaging in constructive dialogue with its stockholders. Management is primarily responsible for stockholder communications and engagement, with involvement from the lead director, Corporate Governance and Compensation Committees. Management provides regular updates to the Board concerning stockholder feedback. The Board considers this feedback as well as the interests of all stakeholders when overseeing company strategy, formulating governance practices and designing or evaluating compensation programs, as discussed above.

During 2016 and early 2017, Baxter management and Baxter directors have met with stockholders as part of the company’s annual outreach program. This program included an outreach to top Baxter investors representing approximately 40% of Baxter’s outstanding shares. These investors include institutional investors, hedge funds, mutual funds and public pension funds. As part of this outreach,

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	27

Baxter offered to make senior management and select Board members available to discuss recent corporate governance matters impacting Baxter, and other matters of interest to the investors. Investors representing approximately 10% of Baxter’s outstanding shares agreed to participate in these discussions. Topics covered in these discussions include Baxter’s strategy and performance, Board composition, structure and refreshment (including Dr. Oesterle’s recent appointment to the Board), succession planning and the company’s proxy access bylaw amendment. Management solicited feedback from stockholders on these subjects and provided a summary of responses to the Board.

2016 Changes to Compensation Program

For 2016, Baxter’s Compensation Committee approved the following plan design changes, consistent with Baxter’s long range plans:

•	in addition to maintaining adjusted EPS and adjusted net sales as metrics under Baxter’s cash bonus plan, free cash flow (operating cash flow less capital expenditures) replaced operating cash flow as the third financial metric under this plan. Baxter added free cash flow consistent with Baxter’s increased focus on the disciplined use of capital expenditures; and
•	PSUs constitute 50% of the annual equity grant for named executive officers. One-half of the 2016 PSUs are measured based on Baxter’s GSV relative to its peer group over a three-year period, and one-half of the 2016 PSUs are measured on three annual adjusted operating margin targets, subject to satisfaction of the three-year time vesting requirement. Baxter utilizes three annual measures for adjusted operating margin given the challenges of establishing a three-year performance target. This approach is consistent with the practices of Baxter’s peer companies for similar performance measures. Each annual measure only affects one-third of the initial grant requiring sustained performance over the three-year period to earn the full target award. Adjusted operating margin replaced ROIC as the second financial metric for PSUs consistent with the company’s increased focus on improving profit margins. In 2015, Baxter granted RSUs in lieu of PSUs because of the difficulties associated with establishing financial targets in advance of the Baxalta spin-off.

The annual cash metrics and weightings used for 2016 annual cash bonus assessment were as follows:

Measure	Weighting
Adjusted EPS	60%
Adjusted Net Sales	20%
Free Cash Flow	20%

The mix of equity awards for the named executive officers for 2016 was as follows:

Type of Award	Weighting
Stock Options	50%
Performance Share Units: GSV	25%
Performance Share Units: Adjusted Operating Margin	25%

2016 Executive Compensation Awarded and Earned

For his service as Baxter’s Chairman and Chief Executive Officer in 2016, Mr. Almeida has compensation reported in the Summary Compensation Table of $5,813,945. In reviewing the company’s programs and the decisions made relative to Mr. Almeida’s compensation, the Compensation Committee believes that Mr. Almeida was fairly rewarded for leading the company through a period of significant change and restructuring, including a rebalancing of the company’s strategic priorities and long range plan. The Compensation Committee also believes that Mr. Almeida’s compensation reflects the increased value delivered to Baxter stockholders in 2016, as partially reflected in the total shareholder return graph for 2016 set forth above.

A primary component of this total was Mr. Almeida’s base salary of $1,300,000, as established in October 2015 in connection with his hiring. Mr. Almeida did not receive a salary increase in 2016 or in 2017.

Another primary component of Mr. Almeida’s 2016 compensation was his annual cash bonus of $3,510,000. Mr. Almeida’s annual bonus funded at 183% of target reflecting the company’s adjusted net sales, EPS and free cash flow achievements. This payout

investor.baxter.com

28	Executive Compensation

includes an adjustment of approximately 110% made by the Board in assessing his individual performance for 2016. See “—Elements of Executive Compensation—Cash Bonuses—Determination of 2016 Annual Bonus—Payouts Individual Performance” for a discussion of the factors evaluated by the Board in connection with making these adjustments.

In connection with Mr. Almeida’s hiring in October 2015, he received equity grants on his hire date that represented an acceleration of his 2016 annual equity grants. Consistent with Baxter’s long-term incentive plan design, Mr. Almeida received 50% of the grant in stock options and 50% of the grant in PSUs.

One-half of the PSUs granted to Mr. Almeida in 2015 are measured against Baxter GSV performance for the period from October 28, 2015 (his hire date) through December 31, 2018, and one-half are measured on three annual adjusted operating margin targets for 2016, 2017 and 2018. In 2016, Mr. Almeida received a long-term incentive grant with a grant date fair value of $826,481. This grant represents the first one-third of the adjusted operating margin PSUs awarded to him in connection with his hiring in October 2015. The remaining two-thirds will be deemed granted to him in 2017 and 2018 (in two equal installments), at such time as the related performance criteria for each year is established. Mr. Almeida did not receive any additional equity awards in 2016. Mr. Almeida’s compensation for 2015 (as reported in the Summary Compensation Table) includes his October 2015 stock option grant and his October 2015 GSV PSU grant. Those awards had an aggregate grant date fair value of $7,714,087.

For 2016, aside from Mr. Almeida, the other Baxter named executive officers include James K. Saccaro, Corporate Vice President and Chief Financial Officer; Giuseppe Accogli, Corporate Vice President and President, Renal; Brik V. Eyre, Corporate Vice President and President, Hospital Products; and David P. Scharf, former Corporate Vice President and General Counsel. Mr. Scharf resigned his position as Corporate Vice President, General Counsel effective February 27, 2017. Effective February 28, 2017, Mr. Sean Martin was appointed as Corporate Vice President and General Counsel. Jill M. Schaaf, Baxter’s former Corporate Vice President and President, Renal, is the other named executive officer included in the Summary Compensation Table.

Each named executive officer (other than Mr. Almeida) received total performance based compensation (cash bonus, stock options and PSUs) for 2016 as follows, based on Baxter’s financial performance: Mr. Accogli $1,286,595; Mr. Eyre $2,772,578, Mr. Saccaro $3,181,077 and Mr. Scharf $2,803,274. These amounts reflect adjustments made by the Compensation Committee to reflect the individual’s 2016 performance or potential, as discussed below. The performance based compensation paid to Ms. Schaaf in 2016 totaled $1,160,920.

A significant component of the total compensation paid to the named executive officers in 2016 was in the form of equity. The ability of the named executive officers to realize the grant date fair value of long-term incentives subject to the satisfaction of future performance vesting requirements will ultimately depend on the company’s performance over the long term.

Compensation Philosophy

Baxter’s compensation program is designed to:

•	recognize company and individual performance;
•	drive the long-term financial performance of the company (and in doing so, encourage innovation and appropriate levels of risk-taking); and
•	reflect the value of each officer’s position in the market and within the company.

The objective of the program is to compensate Baxter’s executive officers in a manner that is consistent with these principles, align the interests of management and stockholders and drive sustained and superior performance relative to the company’s peers. The program is also designed to be comparable with companies with which Baxter competes for executive talent in order to attract, retain and motivate high-performing executives.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	29

Components of Executive Compensation

The table below describes the components of Baxter’s executive compensation for 2016. See “—Elements of Executive Compensation” below for additional information on each component. In addition to the compensation components listed below and in order to ensure we provide an overall competitive total compensation program, we also offer our executives employee benefits that are generally available to all employees.

Component	Objectives	Determination of Amount
Base Salary
Fixed component of compensation	• Provides a base level of competitive compensation • Used to attract and retain executive talent

•     Targeted within a competitive range between the 25th to the 75th percentile of the peer group based on multiple factors (as discussed below) with a primary focus on the 50th percentile of the peer group

•     Reviewed annually, and when executives are hired or promoted

Cash Bonuses
• Variable short-term compensation component • Target awards are based on a percentage of base salary

•     Used to motivate and reward executives for company and individual performance against annually established financial targets and individual objectives

•     For 2016, financial targets included adjusted earnings per share (60%), adjusted net sales (20%) and free cash flow (20%)

•     Bonus targets generally set within a competitive range between the 25th to the 75th percentile of the peer group with a primary focus on the 50th percentile of the peer group

•     Bonus targets are reviewed annually, and when executives are hired or promoted

Long-Term Incentive Awards (LTI)

•     Variable long-term compensation component

•     Represent a significant component of each named executive officer’s compensation package

•     In 2016, annual equity awards consisted of 50% stock options and 50% PSUs

•     Used to motivate and reward an executive’s contributions to achieving the company’s long-term objectives and increasing shareholder value

•     Stock options recognize that it is in the best interests of the company to provide equity that will vest as long as the executive continues to serve at Baxter

•     PSUs recognize that a portion of an executive’s equity awards should be completely “at-risk

•     For 2016, financial objectives for PSU awards include adjusted operating margin (50%) and GSV (50%)

•     LTI targets generally set within a competitive range between the 25th and 75th percentile of the peer group with a primary focus on the 50th percentile of the peer group

•     LTI targets are reviewed annually, and when executives are hired or promoted

•     Actual awards may be adjusted based on an assessment of the officer’s future potential

investor.baxter.com

30	Executive Compensation

Structure of Compensation Program

Pay-for-Performance

Pay for performance is the most significant structural element of Baxter’s compensation program. Baxter’s focus on pay-for-performance is best demonstrated through the structure of its executive compensation programs, where the majority of executive pay is at risk and subject to specific annual and long-term performance requirements (including in the case of stock options, the performance of Baxter common stock). As shown below for 2016, 89% percent of Mr. Almeida’s target compensation and 76% percent of the target compensation for the other named executive officers (excluding Ms. Schaaf) was at risk and subject to performance. Mr. Almeida’s target compensation includes his 2015 equity hiring grant.

Named Executive Officer (NEO) Total Target Direct Compensation

[1]	Excludes Ms. Schaaf

For 2016, annual performance against financial targets of adjusted EPS, adjusted net sales and free cash flow helped to determine the payout of cash bonuses under Baxter’s cash bonus plan. Free cash flow was introduced as the third metric under the company’s cash bonus plan in 2016. These results were further adjusted to reflect the officer’s individual performance for 2016, as discussed below under “—Individual Performance.”

For 2016, Baxter executive officers received 50% of their annual equity grants in the form of PSUs, of which:

•	one-half will be measured against Baxter’s three-year GSV relative to the company’s newly establish peer group (as discussed below), and
•	one-half will be measured against three annual adjusted operating margin targets.

Stock options make up the remaining 50% of annual equity awards for 2016. The overall performance of Baxter’s common stock determines the value of the stock options. Equity awards were adjusted to reflect the officer’s potential for future performance or advancement, as assessed by the Compensation Committee or the Board. See “—Individual Performance” for additional information.

Financial Targets

The Compensation Committee selected adjusted EPS, adjusted net sales and free cash flow as the financial measures for funding the cash bonus pool for 2016. The table below shows the relative weight assigned to each measure for 2016:

Measure	Weighting
Adjusted EPS	60%
Adjusted Net Sales	20%
Free Cash Flow	20%

Since each financial measure was met, the cash bonus pool was funded at two times the base salary for each executive officer covered by the bonus pool (other than the Chief Executive Officer, for whom the bonus pool was funded at two times his target cash bonus) with negative discretion applied as described below.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	31

The Compensation Committee selected adjusted EPS and adjusted net sales as financial metrics for the 2016 cash bonus plan as they are of immediate interest to stockholders and are the primary measures on which Baxter regularly provides guidance to the market. Free cash flow (operating cash flow less capital expenditures) was included as a third metric to reflect the company’s increased focus on the disciplined use of capital expenditures. The table below provides adjusted EPS, adjusted net sales and free cash flow targets for 2016 as well as actual results.

	2016
	Target ($)	Actual ($)	Achievement (%)
Adjusted EPS(1)	1.54	1.96	127.0
Adjusted Net Sales (in millions)(2)	10,884	11,038	101.4
Free Cash Flow (in millions)(3)	495	905	182.8

[1]	Adjusted EPS is calculated as the company’s diluted earnings per share (determined in accordance with GAAP) as adjusted for special items. Special items for 2016 totaled $3.6 billion (or $3.9 billion on an after-tax basis), or ($7.05) per diluted share. These adjustments primarily related to net realized gains on Baxalta retained shares transactions, intangible asset amortization, business optimization items, product related items, Gambro integration items, separation related costs for the Baxalta separation, asset impairment, debt extinguishment costs and a tax audit settlement. Total GAAP EPS from continuing operations in 2016 was $9.01.
[2]	Adjusted Net Sales are calculated as the company’s reported net sales (determined in accordance with GAAP) at budgeted exchange rates. They equal $11.0 billion for 2016, as adjusted for foreign currency fluctuations calculated using budgeted exchange rates established prior to January 1, 2016. GAAP net sales for 2016 totaled $10.2 billion.
[3]	Free Cash Flow is calculated from the company’s operating cash flow from continuing operations calculated in accordance with GAAP less capital expenditures. This amount excluded $719 million in capital expenditures in 2016.

The company calculates adjusted EPS for purposes of funding its cash bonus pool the same way it calculates adjusted EPS when publicly announcing earnings. As a result, the special items that were excluded from GAAP earnings per share to arrive at adjusted EPS for purposes of announcing earnings results for 2016 were the same as the adjustments made for purposes of funding the 2016 cash bonus pool.

Baxter uses adjusted net sales (rather than net sales) as a target for the same reason that Baxter provides sales guidance excluding the impact of foreign currency fluctuations and certain other items — that is, the company believes it provides a better perspective on underlying sales growth. The use of budgeted exchange rates allows Baxter to evaluate final performance on the same foreign currency basis that was used for setting the target and establishing the budget.

Baxter uses free cash flow (rather than operating cash flow) as it gives effect to the company’s capital expenditures and better reflects the cash available for future investment. It also calculates free cash flow for purposes of funding its cash bonus pool on the same basis that was used for setting the target and when publicly announcing earnings.

Performance Over the Long-Term

As a healthcare company, Baxter operates in a rapidly changing, increasingly competitive and heavily regulated environment. Accordingly, encouraging its executive officers to focus on the long-term performance of the company is particularly important to Baxter. In 2016, Baxter awarded PSUs designed to reward strong and sustained long-term performance by the company on two important measures: GSV and adjusted operating margin. Fifty percent of each PSU award in 2016 was based on each of GSV and adjusted operating margin. The adjusted operating margin measure was added to the PSU grants in 2016, in lieu of ROIC, consistent with the company’s heightened focus on improving profit margins.

Baxter did not grant any PSUs during the annual equity award process for 2015. Baxter made this decision in light of difficulties associated with establishing performance targets in advance of the Baxalta spin-off. Fifty percent of the PSUs granted in 2014 are measured based on ROIC. The ROIC target for the final one-third portion of the 2014 ROIC PSU award was established in March 2016.

investor.baxter.com

32	Executive Compensation

Performance Against Peers

As discussed above, although no PSUs were awarded during the annual equity award process for 2015, GSV PSUs granted in 2014 had a three-year performance period which ended on December 31, 2016. The GSV performance period for 2016 GSV PSUs is also three years and is scheduled to end on December 31, 2018. For the 2014 GSV PSU grants, the combined value of the stock prices of Baxter and Baxalta (calculated as of June 2, 2016) was used to determine the extent to which the related PSUs paid out.

The GSV for both the 2014 and 2016 GSV PSUs was or will be measured based on the following formula:

Average Closing Stock Price Over the Last Twenty Consecutive Trading Days of the Performance Period

minus Average Closing Stock Price Over the Last Twenty Consecutive Trading Days Immediately

Preceding the Commencement of the Performance Period

plus Reinvested Dividends

Divided (÷) by

Average Closing Stock Price Over the Last Twenty Consecutive Trading Days Immediately Preceding the

Commencement of the Performance Period

The GSV PSUs pay out in shares of Baxter common stock in a range of 0% to 200% of the number of PSUs awarded. The table below shows how the company’s GSV against its peers (as discussed below) correlates with the 0% to 200% range of payouts for the 2016 GSV PSUs.

Performance	Payout
Below 25th Percentile Rank	0%
25th Percentile Rank	25%
60th Percentile Rank	100%
75th Percentile Rank	150%
85th Percentile Rank or Above	200%

The GSV PSUs pay out linearly between each set of data points above the 25th percentile and below the 85th percentile. In order to pay out at the 100% target level, Baxter must outperform its peers at the 60th percentile over the relevant performance period.

The peer group used for measuring performance for the 2014 GSV PSUs (with a performance period that ended on December 31, 2016), reflects the nature of Baxter’s business at the time the peer group was established and includes medical products and biopharmaceuticals companies:

Abbott Laboratories	C.R. Bard, Inc.	PerkinElmer, Inc.
Abbvie Inc.	DaVita HealthCare Partners Inc.	Perrigo Company plc
Agilent Technologies, Inc.	DENTSPLY Sirona Inc.	Pfizer Inc.
Alexion Pharmaceuticals, Inc.	Edwards Lifesciences Corp.	Quest Diagnostics Incorporated
Allergan plc	Eli Lilly and Company	Regeneron Pharmaceuticals
Amgen Inc.	Gilead Sciences, Inc.	St. Jude Medical, Inc.*
Becton, Dickinson and Company	Intuitive Surgical, Inc.	Stryker Corporation
Biogen Inc.	Johnson & Johnson	Thermo Fisher Scientific Inc.
Boston Scientific Corporation	Laboratory Corporation of America Holdings	Varian Medical Systems, Inc.
Bristol-Myers Squibb Company	Medtronic Public Limited Company	Vertex Pharmaceuticals
Celgene Corporation	Merck & Co., Inc.	Waters Corporation
Cerner Corporation	Mylan N.V.	Zimmer Biomet Holdings, Inc.

* St. Jude was acquired by Abbott Laboratories on January 4, 2017.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	33

The Baxter peer group, as updated and approved in July 2014 in anticipation of the Baxalta spin-off, is set forth under “—Baxter’s Peer Group and Use of Peer Group Data.” The Compensation Committee used the updated peer set for executive-level benchmarking and for the establishment of equity awards, including the PSU grants made in March 2016. For 2017, the Compensation Committee further revised the peer group for purposes of evaluating the competitiveness of executive officer compensation. For 2017, the Compensation Committee elected to remove Allergan plc and Varian Medical Systems, Inc. from the peer group based on management’s assessment that they have different business strategies and executive compensation models as compared to Baxter. The Compensation Committee also determined to use a peer index (the Dow Jones Medical Equipment Index) for purposes of evaluating GSV performance, beginning with the 2017 GSV PSU awards. See “—Baxter’s Peer Group and Use of Peer Group Data” for additional information.

Performance Against ROIC/Adjusted Operating Margin

ROIC PSUs were granted in 2014. Prior to 2016, the annual ROIC performance had been assessed with respect to the first two tranches of the 2014 ROIC PSUs. Performance criteria for the third tranche of the 2014 ROIC PSUs was established in 2016 and assessed in early 2017.

ROIC measures how effectively Baxter is allocating and utilizing capital in its operations. ROIC had historically been used as the second PSU measure in order to balance the GSV measure, helping to ensure a focus on efficient and value-maximizing investment and appropriate long-term management of capital. In 2016, the Compensation Committee replaced ROIC with adjusted operating margin as the second performance metric for the 2016 PSU awards. See “—Structure of Compensation Program” for a discussion of the related changes for 2016.

ROIC is calculated by dividing annual cash flows from operations for a period (excluding the impact of interest expense) by average invested capital for the period. During the three-year performance period from 2014 – 2016, the Compensation Committee has set an annual ROIC target each year. The 2016 ROIC goals were used to measure performance for the third tranche of the 2014 ROIC PSUs. The related PSUs were paid out in shares of Baxter common stock in a range of 0% to 200% of the number of PSUs awarded. The table below shows how the company’s ROIC performance (for the 2014 ROIC PSUs) correlates with the 0% to 200% range of payouts.

Performance as a Percentage of Target	Payout
Below 93%	0%
93%	25%
100%	100%
107%	200%

Baxter does not provide guidance on ROIC nor does it disclose ROIC in its public filings. However, for 2016, the first half of 2015 and the second half of 2015 and 2014, Baxter achieved 120.3%, 96.4%, 119.9%, and 102.5% of the applicable ROIC target for the period with corresponding payouts of 200%, 62%, 200% and 136%.

In connection with the Baxalta spin-off in June 2015, continuing Baxter employees (including Messrs. Accogli, Eyre, Saccaro and Scharf and Ms. Schaaf) received Baxalta ROIC PSUs in exchange for a portion of the Baxter ROIC PSUs granted to them in 2013 or 2014. These PSUs, while payable in Baxalta shares, were compensation for services rendered to the company prior to the separation. Performance under the final tranche of the 2014 Baxalta ROIC PSUs was to be assessed for continuing Baxter employees based on Baxter’s ROIC performance for 2016. However, in anticipation of the Shire – Baxalta merger, Baxter ROIC performance for 2016 was deemed to have been achieved at target for purposes of calculating the number of Shire restricted stock units issued in exchange for the 2014 Baxalta ROIC PSUs upon the closing of the merger in June 2016.

investor.baxter.com

34	Executive Compensation

Adjusted operating margin PSUs were granted in 2016. Adjusted operating margin is calculated by dividing adjusted operating income by net sales for the period. Baxter calculates adjusted operating margin (for purposes of its long term incentive plan) in the same manner that it calculates and publicly announces its adjusted operating margin guidance and performance. Adjusted operating margin PSUs, like their ROIC PSU counterparts, will pay out in shares of Baxter common stock in a range of 0% to 200% of the number of PSUs awarded. The table below shows how the company’s operating margin performance (for the 2016 operating margin PSUs) correlates with the 0% to 200% range of payouts.

Performance as a Percentage of Target	Payout
Below 93%	0%
93%	25%
100%	100%
107%	200%

The company set the adjusted operating margin target for the 2016 adjusted operating margin PSUs at 11.3%. Baxter achieved adjusted operating margin of 13.6%, or 120% of the adjusting operating margin target.

Adjusted operating margin performance for 2016 includes $659 million in adjustments to GAAP operating income of $724 million. These adjustments primarily related to net realized gains on intangible asset amortization, business optimization items, product related reserves, separation related costs for the Baxalta separation and asset impairment. GAAP operating margin for 2016 was 7.1%.

Performance Payout is “At-Risk”

As it is possible that there will be no payout under PSUs, these awards are completely “at-risk” compensation. For example, the company did not issue any shares of common stock with respect to the GSV PSUs granted in 2012 and otherwise payable in 2015 or the GSV PSUs granted in 2013 and otherwise payable in 2016 because the company did not achieve the threshold level of performance over the applicable three-year periods. This result is consistent with the company’s pay-for-performance philosophy and the Compensation Committee’s belief that a portion of equity granted to the company’s officers be completely “at-risk.” The payout in 2017 of GSV PSUs granted in 2014 was 140% of target, reflecting the company’s improved financial performance between 2014 and 2016 as compared to its peers.

Performance of Baxter Common Stock

The performance of Baxter common stock determines the value of the stock options and RSUs that were granted to the named executive officers in 2016.

Individual Performance

The Compensation Committee assesses the individual performance of each executive and corporate officer (other than the Chief Executive Officer) in making compensation decisions related to cash bonuses and equity awards. The Board makes this determination with respect to the Chief Executive Officer. Baxter believes it is important to consider an individual’s performance in assessing compensation and not just the company’s overall performance relative to the financial targets discussed above.

The assessment of an individual’s performance in the prior fiscal year may result in an adjustment of the amount that would otherwise be paid out to that individual under the cash bonus plan for that year based on the company’s financial performance. Assessment of the future potential of an officer may cause the Compensation Committee or the Board, as applicable, to adjust the size of equity grants that would otherwise be made to that officer under the company’s long-term incentive plan based on the company’s financial performance.

The Compensation Committee’s assessment of individual performance and future potential is inherently subjective and requires significant input from the Chief Executive Officer, who reviews the performance goals and self-evaluations of each of the other executive officers and shares his insights and recommendations with the Compensation Committee. Based on that input, the Compensation Committee assesses how well an officer fulfilled his or her obligations in the past year (with respect to awards to be made under the cash bonus plan) and an officer’s potential for future contributions to, and growth within, Baxter (with respect to equity

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	35

awards to be made under the long-term incentive plan). The assessment of the prior year’s performance focuses on how well the operations or function for which an officer is responsible performed during the year. The Compensation Committee also considers how well an officer performed against the performance goals set for the officer.

The Board is responsible for assessing the Chief Executive Officer’s performance each year and making adjustments to any bonus or equity award that would otherwise be made to the Chief Executive Officer under the cash bonus plan or long-term incentive plan, as applicable. As part of this assessment, the Board reviews the extent to which the Chief Executive Officer has satisfied his goals for the year (as described below). This review is conducted with the support of the lead director and the Corporate Governance and Compensation Committees, which oversee the establishment of the Chief Executive Officer’s goals and the annual review process.

The goals set for each named executive officer for 2016 reflected the diversity of the company’s business and the wide range of responsibilities that are attributed to each of these officers. For example, Mr. Almeida had performance goals for 2016 covering the following areas: financial performance; organizational development and human resources; corporate strategy and business development; quality and regulatory; operational excellence; board relations and governance; constituent relations (including with respect to sustainability matters); leadership; and innovation and research and development. For the other named executive officers, the Compensation Committee considers various performance criteria depending on the nature of the executive’s role. These criteria include goals such as implementation of critical projects (like acquisitions or divestitures), product development, regulatory or quality performance and innovation or research goals.

In evaluating each officer’s performance against his goals, consideration is given not only to whether an objective was met but most significantly how the objective was met. This consideration reflects how appropriately the officer prioritized meeting an objective relative to the officer’s other responsibilities.

Accordingly, the adjustments that are made to an officer’s compensation based on his or her performance are not directly correlated to the number of goals that an officer achieved. The Compensation Committee believes that this type of rigid correlation could motivate an officer to focus on achieving his or her performance goals rather than on fulfilling his or her job responsibilities in a manner that is in the best interests of the company and its stockholders. For 2016, the individual adjustments made by the Compensation Committee or the Board with respect to the compensation awarded to the named executive officers ranged from 100% to 125% (excluding Mr. Almeida and Ms. Schaaf) and from 90% to 110% (excluding Ms. Schaaf) under the company’s equity incentive plan and company’s cash bonus plan, respectively. There was no individual adjustment made to Mr. Almeida’s equity award as it represents his initial onboarding grant. Ms. Schaaf did not receive any cash bonus award for 2016. Her March 2016 equity awards were terminated in connection with her departure from the company. See “—Elements of Executive Compensation—Equity Awards—Individual Equity Grants” and “—Elements of Executive Compensation—Cash Bonuses—Determination of 2016 Annual Bonus Payouts—Individual Performance” for additional information regarding individual adjustment determination made for the named executive officers in 2016.

Baxter’s Peer Group and Use of Peer Group Data

Use of peer group data plays a significant role in the structure of the compensation program as it is a primary input in setting target levels for base salaries, cash bonuses and equity awards and helps to ensure that compensation is market competitive in order to attract and retain top talent. Baxter uses data from companies that the Compensation Committee has objectively selected as comparable companies (the peer group) to help identify a reasonable starting point for base salaries, cash bonuses and equity awards and then analyzes company and individual performance to determine whether it is appropriate to move away from this baseline. Peer group data also plays a role in what non-cash compensation is paid to the named executive officers as the market data the company obtains regarding companies in its peer group helps determine what types and amounts of non-cash compensation are appropriate for competitive purposes. If data is not available for a particular officer’s position at the company, the Compensation Committee utilizes the information that is available to Aon Hewitt as well as internal equity principles to set an officer’s compensation targets at levels that are competitive with other officers at Baxter.

investor.baxter.com

36	Executive Compensation

As discussed above, information may not be available from each of the companies in Baxter’s peer group for every officer position. As a result, the number of companies in Baxter’s peer group may fluctuate as applied to each officer. In connection with the spin-off of Baxalta, the Compensation Committee approved a new peer group for Baxter in July 2014, reflecting Baxter’s emergence as a stand-alone medical products company. Note that this peer group differs from the peer group used to determine the payout of the GSV PSUs granted in 2014, as set forth above under “—Performance Over the Long-Term—Performance Against Peers.” As of December 31, 2016, the following companies were included in Baxter’s updated peer group:

Abbott Laboratories	C.R. Bard, Inc.	St. Jude Medical, Inc.*
Agilent Technologies, Inc.	DaVita HealthCare Partners Inc.	Stryker Corporation
Allergan plc	DENTSPLY Sirona Inc.	Thermo Fisher Scientific Inc.
Becton, Dickinson and Company	Laboratory Corporation of America Holdings	Valeant Pharmaceuticals International, Inc.
Boston Scientific Corporation	Medtronic Public Limited Company	Varian Medical Systems, Inc.
Cerner Corporation	Quest Diagnostics Incorporated	Zimmer Biomet Holdings, Inc.

* St, Jude was acquired by Abbott Laboratories on January 4, 2017.

The median revenue and market capitalization for these companies was approximately $8.7 billion and $18.6 billion, respectively, as of December 31, 2016. As of December 31, 2016, Baxter’s revenue of $10.2 billion and market capitalization of approximately $24.1 billion were between the 50th and 75th percentiles of the new peer group.

For 2017, the Compensation Committee removed Allergan plc and Valeant Pharmaceuticals International, Inc. from the peer group based on management’s assessment that they have different business strategies and executive compensation models as compared to Baxter. This revised peer group, however, is only used for purposes of assessing the competitiveness of executive and corporate officer compensation. For purposes of assessing GSV performance beginning with the 2017 GSV PSUs, the Compensation Committee determined to use the companies contained in the Dow Jones Medical Equipment Index. The index, which consists of approximately 50 companies, is significantly larger than the revised peer group (which consists of 15 companies as of March 15, 2017) and should be subject to less stock price volatility than the revised peer group. The decreased volatility may result in a final GSV calculation more representative of performance within the medical equipment industry, as compared to a GSV calculated based on the performance of the revised peer group. Additionally, Baxter management utilizes the index for purposes of comparing Baxter’s performance to that of its peers.

Elements of Executive Compensation

Base Salaries

As discussed above, the Compensation Committee or the Board (in the case of the Chief Executive Officer) generally sets salaries within a competitive range between the 25th to the 75th percentile of salaries paid to comparable officers of companies in the peer group based on multiple factors, with a primary focus on the 50th percentile of the peer group. These factors include the individual’s prior performance, overall experience, tenure in position and impact on company results, current comparison to benchmark position and an assessment of internal equity among peers.

For 2016, Mr. Almeida received a base salary of $1,300,000. Effective as of February 15, 2016, the base salaries of each of the named executive officers (other than Messrs. Almeida and Accogli) were increased as part of the annual review process. As a result of these adjustments, salaries increased from (i) $600,000 to $621,000 (for Mr. Eyre), (ii) $625,000 to $647,000 (for Mr. Saccaro), (iii) $575,000 to $581,000 (for Ms. Schaaf) and (iv) $670,000 to $680,000 (for Mr. Scharf). Mr. Accogli was an expatriate to the United States prior to his appointment as Corporate Vice President and President, Renal. In connection with his promotion to Corporate Vice President and President, Renal he received a salary increase to $550,000 effective July 1, 2016. For 2017, the base salaries for Messrs. Saccaro, Accogli and Eyre have been increased to $673,000, $600,000 and $660,000 respectively. Mr. Almeida’s salary remains unchanged at $1,300,000.

Cash Bonuses

Cash bonus targets, like salaries, are set by the Compensation Committee or Board generally within a competitive range between the 25th to the 75th percentile of the peer group, with a primary focus on the 50th percentile of the peer group. The same factors which

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	37

influence the setting of salaries also impact the establishment of cash bonus targets. Payouts under the cash bonus plan range from 0% to 260% based on a combination of company (0% to 200%) and individual performance (0% to 130%).

Target Setting

For each of the last three years, cash bonus targets for all applicable named executive officers were set within a range that is competitive with cash bonuses targets of comparable officers at companies in Baxter’s peer group (as in effect for the applicable period). The Compensation Committee has the discretion to further adjust each officer’s target as it deems appropriate. Typical reasons for adjusting cash bonus targets are how long an officer has been in his or her current role and how the officer’s role fits within the structure of the organization.

Determination of 2016 Annual Bonus Payouts

Based on the company’s performance against its 2016 financial targets, the bonus pool was funded at two times the base salary for each executive officer covered by the bonus pool (other than Mr. Almeida). For Mr. Almeida, the bonus pool was funded at two times his target cash bonus in accordance with the terms of his offer letter. The Compensation Committee (or the Board in the case of Mr. Almeida) then had the ability to use “negative discretion” to deviate from the bonus pool funding and determine the actual cash bonus target for each named executive officer. The actual cash bonus paid to each named executive officer was calculated using the following formula: (x) the product of such officer’s cash bonus target multiplied by (y) the company performance adjustment percentage (as described below). The Compensation Committee or the Board then had the ability to further adjust the resulting amount in light of the applicable officer’s individual performance for the relevant period, as discussed below in “—Individual Performance.”

Company Performance. For 2016, Baxter performed relative to its adjusted EPS, adjusted net sales and free cash flow financial targets at 127.0%, 101.4% and 182.8%, respectively. This resulted in aggregate company performance of 183%. See “Structure of Compensation Program—Financial Targets” for a reconciliation of these non-GAAP financial measures to the closest GAAP measures. Given the relative weighting of these targets (60% for adjusted EPS and 20% each for adjusted net sales and free cash flow, respectively) and the associated funding schedule for each metric, this performance translated into an adjustment to each officer’s cash bonus of 183% of target, after application of the Compensation Committee’s “negative discretion” (as discussed in the prior paragraph). The funding schedule associated with each metric ranges from 0% to 200% with the baseline for each metric being 100%. The band of funding around the baseline varies by metric. This variation reflects the probability of achievement of a given target based on historical performance data as well as the scope of the given metric.

	Adjusted EPS (60%)		Adjusted Net Sales (20%)		Free Cash Flow (20%)
	Performance	Payout	Performance	Payout	Performance	Payout
Threshold	95%	50%	97%	50%	85%	25%
Target	100%	100%	100%	100%	100%	100%
Mid-Point	105%	125%	102.5%	125%	107.5%	125%
Maximum	110%	200%	105%	200%	115%	200%

Individual Performance. The goals for each Baxter named executive officer for 2016 reflect the responsibilities that are attributed to each of these officers. In evaluating each officer’s performance against his or her goals, consideration was given not only to whether an objective was met, but also to how the objective was met. The Compensation Committee used its discretion to adjust cash bonuses payable for 2016 for individual performance in light of the Compensation Committee’s overall assessment of how well an officer fulfilled his or her obligations to Baxter in the past year.

The Compensation Committee believes that the methodology it uses in paying cash bonuses is consistent with providing compensation that reflects how an officer is valued within the company and the marketplace. Based on the Compensation

Committee’s assessment (or the Board’s assessment in the case of Mr. Almeida) of individual performance for 2016, each named executive officer’s cash bonus target was adjusted in a range of 90% to 110% of target.

In determining the adjustment for Mr. Almeida, the Board considered not only the financial performance of the company, but also acknowledged the contributions made by Mr. Almeida towards the achievement of the company’s strategic and operational goals,

investor.baxter.com

38	Executive Compensation

including the establishment of a new strategic framework for the company and the updating of the company’s long range plan and other goals related to the company’s innovation, quality, operational and human capital activities (See “—Structure of Compensation Program—Individual Performance”). In determining the adjustments for the other named executive officers, the Compensation Committee took into consideration Mr. Saccaro’s leadership of the company’s finance and information technology functions and his leadership in implementing initiatives to improve profitability and efficiently allocate capital (including the complete and timely disposition of the company’s retained stake in Baxalta). The Compensation Committee considered the contributions of both Messrs. Accogli and Eyre in transforming their respective franchises in light of the company’s new strategic framework (Renal and Hospital Products) when evaluating their adjustments. For Mr. Scharf, the Compensation Committee considered his leadership of the company’s legal and government affairs functions in an increasingly complex and regulated environment and legal oversight of the disposition of company’s retained stake in Baxalta. For Ms. Schaaf, the Compensation Committee considered her performance prior to her departure in May 2016.

Other 2016 Bonuses. In connection with Mr. Accogli ending his expatriate status and becoming a local employee in Deerfield, Illinois, he received a $400,000 discretionary relocation bonus.

Equity Awards

Equity awards are a significant component of each named executive officer’s compensation package. The company’s compensation program emphasizes equity awards to motivate executive officers to drive the long-term performance of the company and to align their interests with those of the company’s stockholders. This emphasis is appropriate as these officers have the greatest role in establishing the company’s direction and should have the greatest proportion of their compensation aligned with the long-term interests of Baxter’s’ stockholders. This alignment is furthered by requiring officers to satisfy the stock ownership guidelines discussed below under “—Baxter’s Stock Ownership Guidelines for Executive Officers; Prohibitions on Trading.”

Structure of Equity Compensation Program

Baxter’s equity compensation program for named executive officers has historically provided for annual grants in equal proportion of PSUs and stock options based on grant value. This practice was temporarily suspended in 2015 in advance of the Baxalta spin-off. Because of difficulties in establishing financial targets for PSUs in advance of the spin-off, Baxter issued an equal proportion of RSUs and stock options to its named executive officers in 2015.

The company also periodically grants equity to named executive officers for recognition, recruitment and retention purposes, and as discussed above, utilizes equity as a primary vehicle to attract and retain high performing executives. In general, the Compensation Committee views one-time grants and grants not tied to performance as appropriate in limited circumstances (for example, in connection with the Baxalta spin-off) and seeks to avoid their use to the extent it may be inconsistent with a pay-for-performance philosophy.

Individual Equity Grants

In order to determine the size of equity grants to be awarded to each named executive officer (other than Mr. Almeida) in connection with the annual grant process in March 2016, the Compensation Committee reviewed market data on the size of equity awards made to similarly situated officers at companies in Baxter’s peer group, as established in July 2014. The Compensation Committee (or the Board in the case of the Chief Executive Officer) set targets that were competitive with the peer group for each of the named executive officers. In determining the actual amount of each officer’s equity grant, the Compensation Committee then used its discretion (in March 2016) to adjust 2016 target equity grants for the company’s named executive officers, other than Mr. Almeida and Ms. Schaaf, across a range of 100% to 125% of the applicable peer group benchmark. These adjustments were made primarily to reflect the Compensation Committee’s assessment of each named executive officer’s future potential.

In connection with Mr. Almeida’s hiring, he received an equity grant on his date of hire, October 28, 2015. Consistent with Baxter’s historical equity mix and in light of Baxter’s 2016 compensation structure, Mr. Almeida received 50% of his equity grant in stock options and 50% of his equity grant in PSUs. The Compensation Committee referenced the updated Baxter peer group, as described above in “—Structure of Compensation Program—Baxter’s Peer Group and Use of Peer Group Data,” to help determine, and competitively position, this grant.

One-half of the PSUs granted to Mr. Almeida in 2015 are measured on Baxter’s GSV performance for the period from October 28, 2015 through December 31, 2018, and one-half are measured on annual adjusted operating margin targets for 2016, 2017 and 2018.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	39

The structure of these grants is similar to the equity grants made to other executive officers in March 2016. Mr. Almeida did not receive any additional equity grants in 2016. For all other executive officers, the measurement period for their 2016 GSV PSUs runs from January 1, 2016 through December 31, 2018.

In connection with Mr. Accogli’s appointment to CVP, President—Renal, he received a one time grant of 25,000 stock options and 5,000 RSUs. The RSUs will vest in September 2019, on the third anniversary of the grant date, and the stock options will vest in three equal annual installments beginning in September 2017.

Perquisites

Baxter provides a very limited range of perquisites to its named executive officers. Baxter permits limited personal travel on company aircraft due to the potential efficiencies associated with such use. All personal aircraft usage must be pre-approved by the Chief Executive Officer. Baxter reimburses business-related travel and other related entertainment and incidental costs for executive officers and their significant others when executive officers are invited to attend Board meetings or other business-related activities where the attendance of a significant other is expected. Baxter pays these expenses and costs as the business purpose served is closely related to the benefits received. During 2016, Baxter’s named executive officers were also eligible for reimbursement for executive physical examinations and related health services. In 2016, except as disclosed in the footnotes to the “—Executive Compensation Tables—Summary Compensation Table, the aggregate incremental cost associated with providing these perquisites was less than $10,000 for each named executive officer.

Retirement and Other Benefits

Prior to his departure, Mr. Scharf participated in Baxter’s pension and supplemental pension plans to the same extent and on the same terms as any other eligible Baxter employee hired prior to December 31, 2006. Messrs. Eyre and Saccaro are participants in Baxter’s pension and supplemental pension plans due to their prior employment with Baxter. These plans were closed to new participants as of December 31, 2006. Since Messrs. Eyre and Saccaro were rehired after this date, they are not eligible to accrue additional benefits in the pension plans. Ms. Schaaf was a participant in the pension plans prior to her departure. Messrs. Almeida and Accogli are not eligible to participate in Baxter’s pension plans as each executive was hired by Baxter or transferred to the United States after the plans were closed to new participants in 2006. Employees hired or rehired after that date, including Messrs. Almeida, Accogli, Eyre and Saccaro, receive an additional employer contribution equal to 3% of their compensation in Baxter’s tax-qualified Section 401(k) plan and nonqualified deferred compensation plan if their compensation exceeds the compensation that can be taken into account under Baxter’s 401(k) plan. A more detailed discussion of the pension program is provided under the caption “—Executive Compensation Tables—Pension Benefits.”

Each of the named executive officers is eligible to participate in Baxter’s deferred compensation plan, which permits the officer to defer the receipt of covered compensation and receive a 3.5% company match. Baxter allows named executive officers to participate in a deferred compensation plan in order to provide a market competitive plan as well as to facilitate retirement savings as part of the total compensation program in a cost- and tax-effective way for the company. The terms of Baxter’s deferred contribution plan are more fully described under the caption “—Executive Compensation Tables—Nonqualified Deferred Compensation.”

Risk Assessment of Compensation Policies and Practices

With the assistance of the Compensation Committee’s independent compensation consultant, the Compensation Committee reviewed Baxter’s material compensation policies and practices applicable to its employees, including its executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The key features of the executive compensation program that support this conclusion include:

•	appropriate pay philosophy, peer group and market positioning;
•	effective balance in cash and equity mix, short- and long-term focus, corporate, business unit and individual performance focus and financial and non-financial performance measurement and discretion; and
•	meaningful policies that mitigate risk, such as the stock ownership guidelines and executive compensation recoupment policy discussed below.

investor.baxter.com

40	Executive Compensation

Baxter’s Stock Ownership Guidelines for Executive Officers; Prohibitions on Trading

In order to align their economic interests with those of stockholders, executive officers are required to own a certain amount of Baxter stock. The Chief Executive Officer is required to achieve ownership of Baxter common stock valued at a minimum of six times annual base salary within five years of his or her appointment. Each of the other executive officers is required to achieve ownership of Baxter common stock valued at a minimum of four times annual base salary, in each case within five years of becoming an executive officer. As of December 31, 2016, Messrs. Almeida, Accogli, Eyre and Saccaro were still within the five-year phase-in period and Mr. Scharf had satisfied the ownership guideline. This requirement, like the executive compensation recoupment policy discussed below, helps ensure long-term focus and appropriate levels of risk-taking by executive officers.

Pursuant to Baxter’s securities trading policy, officers and certain other employees, including all named executive officers, are prohibited from engaging in short-term trading activities and option transactions in Baxter stock. As a result, these persons cannot enter into any “put” or “call” options or otherwise buy or sell derivatives on any Baxter stock. Additionally, it is Baxter’s policy to not permit officers to pledge Baxter stock as collateral for loans or otherwise as a security interest.

Executive Compensation Recoupment Policy

Baxter has an executive compensation recoupment policy that applies to all cash bonuses paid by Baxter under its incentive plans and all grants of equity awarded by the company to any person designated as an officer by the Board. Following any restatement of the company’s financial results or if an officer violates a restrictive covenant contained in any agreement between the company and the officer, the Board will review the facts and circumstances that led to the requirement for the restatement or the violation and take any actions it deems appropriate with respect to executive incentive compensation. With respect to a restatement, the Board will consider whether an officer received compensation based on performance reported, but not actually achieved, or was accountable for the events that led to the restatement, including any misconduct. Actions the Board may take include recovery, reduction or forfeiture of all or part of any bonus, equity or other compensation previously provided or to be provided in the future, disciplinary actions and the pursuit of any other remedies.

Post-Termination Compensation

Named executive officers may be entitled to receive certain payments if Baxter undergoes a change in control and the officer ceases to be employed by the company pursuant to severance agreements between Baxter and each executive officer. Providing for payments in a change in control situation is consistent with market practice and helps ensure that if a change in control is in the best interests of the stockholders, officers have appropriate incentives to remain focused on their responsibilities before, during and after the transaction without undue concern for their personal circumstances. In consideration for these benefits, the named executive officers have agreed to be bound for two years from the date of their respective termination to non-competition, non-solicitation and non-disparagement covenants. The named executive officers’ severance benefits were not a significant factor in determining their other compensation elements because the Compensation Committee did not believe that these benefits, as provided, exceeded market practices of peer companies in a way that justified a reduction in any other elements or vice versa. None of the named executive officers is entitled to any excise tax gross-up covering the officer’s change in control benefits. For a more detailed discussion of these agreements, including the estimated amounts that would be payable assuming a termination date of December 31, 2016, please refer to the information under the caption “Executive Compensation Tables—Potential Payments Upon Termination or Following a Change in Control.”

Advisory Vote on Executive Compensation

At the 2011 Annual Meeting, stockholders recommended on an advisory basis to hold advisory votes approving named executive officer compensation (commonly referred to as “say-on-pay” votes) annually. The Board determined to follow the stockholders’ recommendation and hold the say-on-pay vote annually. As described in “Proposal 3—Advisory Vote on the Frequency of Executive Compensation Advisory Votes,” the Board is recommending that stockholders vote in favor of annual say-on-pay votes, consistent with the company’s established practice.

Stockholders are being asked again this year to consider a resolution to approve the compensation paid to Baxter’s named executive officers in 2016 as disclosed in this Proxy Statement under “Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation.” Although advisory votes, like Proposal 2, are not binding on the Board, the Board reviews and thoughtfully considers the voting results when determining compensation policies and making future decisions concerning the compensation of named executive officers. Any impact of the 2017 voting results will be disclosed in the proxy statement to be filed in connection with the 2018 Annual Meeting.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	41

Executive Compensation Tables

Summary Compensation Table

The following table shows for the years indicated below the compensation provided by Baxter and its subsidiaries to its named executive officers.

Name and Principal Position	Year(1)	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
José E. Almeida Chairman of the Board, Chief Executive Officer and President	2016	1,300,000	—	826,481	—	3,510,000	—	177,464	5,813,945
	2015	231,507	—	2,913,847	4,800,240	—	—	7,613	7,953,207

James K. Saccaro Corporate Vice President and Chief Financial Officer	2016	644,415	—	941,495	1,182,757	1,056,825	104,349	92,438	4,022,279
	2015	621,986	250,000	913,012	917,783	834,000	—	75,112	3,611,893

Giuseppe Accogli Corporate Vice President, President, Renal	2016	514,028	400,000	454,248	399,192	775,005	—	934,210	3,476,683

Brik V. Eyre Corporate Vice President, President, Hospital Products	2016	618,533	—	831,958	985,634	954,986	8,965	78,979	3,479,055

Jill M. Schaaf Former Corporate Vice President, President, Renal	2016	204,074	—	530,114	630,806	—	550,179	2,645,007	4,560,180

David P. Scharf Former Corporate Vice President, General Counsel	2016	678,825	—	931,387	919,921	951,966	505,289	54,982	4,042,370
	2015	667,951	—	1,436,300	1,070,744	1,661,145	326,196	51,701	5,214,037
	2014	651,397	—	2,658,082	1,042,374	800,865	463,212	44,795	5,660,725

[1]	2016 is the first year in which Mr. Accogli, Mr. Eyre and Ms. Schaaf were named executive officers. Messrs. Almeida and Saccaro first became named executive officers in 2015.
[2]	Amounts shown in this column represent salary earned in each year, based on the executive’s applicable base salary for each portion of the year. For additional information regarding each named executive officer’s salary for 2016, see “—Elements of Executive Compensation—Base Salaries.” Mr. Accogli was paid in Swiss francs from January 1, 2016 through June 30, 2016. The conversion rate used to calculate his salary during this period is one Swiss franc: 0.998 U.S. dollar. On March 1, 2016, he received his annual salary increase. The conversion rate used to calculate this increased salary is one Swiss franc: 1.0026 U.S. dollar. Upon his localization to the United States effective July 1, 2016, his salary was paid in U.S. dollars.
[3]	Amount shown in this column includes (i) a discretionary cash award paid to Mr. Saccaro in 2015 for his work in connection with the completion of the Baxalta spin-off and (ii) a discretionary cash award paid to Mr. Accogli in 2016 in connection with the conclusion of his expatriate assignment.
[4]	Amounts shown for 2016 represent the grant date fair value of PSUs awarded in 2016 (with respect to PSUs granted in 2014 and 2016). Amounts shown for 2015 represent the grant date fair value of RSUs granted in 2015, and the grant date fair value with respect to PSUs awarded to Mr. Almeida in connection with his hiring. Amounts shown for 2014 represent the grant date fair value of PSUs awarded in 2014 (with respect to PSUs granted in 2012, 2013 and 2014). The grant date fair value of the maximum amount of shares payable under the PSUs awarded in 2016 include the following: $1,652,962 for Mr. Almeida; $1,882,990 for Mr. Saccaro; $224,796 for Mr. Accogli; $1,663,916 for Mr. Eyre; $1,060,228 for Ms. Schaaf; and $1,862,774 for Mr. Scharf. In connection with their departures, the 2016 PSU awards for Ms. Schaaf and Mr. Scharf were forfeited.

PSU awards reflect the grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). Refer to Note 12 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of how grant date fair value of PSU awards were calculated. RSU awards were valued as of the grant date by multiplying the per share closing price of Baxter common stock by the number of shares subject to the awards. Dividend equivalents accrue on the unvested PSUs and RSUs included in this table but are paid only if the underlying awards vest. For further information on these awards, see the “—2016 Grants of Plan-Based Awards” table.

[5]

Amounts shown in this column represent the value of Baxter stock options based on the grant date fair value computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 12 to the Consolidated Financial Statements included in

investor.baxter.com

42	Executive Compensation

the company’s Annual Report on Form 10-K for the year ended December 31, 2016. For further information on these awards, see the “—2016 Grants of Plan-Based Awards” table. Ms. Schaaf’s 2016 stock option grant was forfeited in connection with her departure. The second and third tranches of Mr. Scharf’s 2016 stock option grant were forfeited in connection with his departure.
[6]	Amounts shown in this column represent cash bonuses paid for performance in the applicable year. The methodology applied in determining the cash bonus amounts earned by the named executive officers is discussed under “—Elements of Executive Compensation—Cash Bonuses.”
[7]	Amounts shown in this column represent the aggregate of the increase in actuarial values of each of the named executive officer’s benefits under the company’s pension plan and supplemental pension plan. As discussed below in connection with the “Pension Benefits” table, neither Mr. Almeida nor Mr. Accogli is eligible to participate in the pension plans and neither Mr. Saccaro nor Mr. Eyre is eligible to accrue additional benefits under the pension plans. For more information on these pension benefits, see the “—Pension Benefits” table below.
[8]	Amounts shown in this column represent (i) the dollar value of term life insurance premiums paid by the company on behalf of the named executive officers; (ii) spousal travel on the Baxter jet in accordance with the Baxter travel policy; (iii) contributions made by the company to Baxter’s deferred compensation plan; (iv) contributions made by the company to Baxter’s tax-qualified Section 401(k) plan; (v) relocation payments; (vi) tax equalization payments related to inpatriate assignment; (vii) payments related to inpatriate assignment, including housing, schooling, auto and travel; (viii) tax gross-up payments; (ix) separation payments (representing 18 months salary and Ms. Schaaf’s 2016 bonus target); (x) additional separation payments made relating to earned and unused vacation ($12,661); medical and dental COBRA premiums ($4,000); and outplacement assistance services ($50,000); and (xi) a one-time separation payment. Contributions made by the company to Baxter’s deferred compensation and tax-qualified Section 401(k) plans on behalf of Messrs. Almeida, Accogli, Eyre and Saccaro include an additional employer contribution equal to 3% of their compensation as a result of their ineligibility to participate in, or accumulate additional benefits under, the company’s pension and supplemental pension plans. The following table quantifies the amounts paid to each named executive officer in 2016 for any component discussed above that involved an amount equal to or greater than $10,000:

	Deferred Compensation Contributions ($)	401(k) Contributions ($)	Relocation Payments ($)	Tax Equalization Payments ($)	Housing and Expatriate Benefits ($)	Schooling Payments ($)	Gross-Up Payments ($)	Separation Payments ($)	Additional Separation Payments ($)	One-Time Separation Payment ($)
Mr. Almeida	63,972	17,225	69,483	—	—	—	16,861	—	—	—
Mr. Saccaro	74,418	17,225	—	—	—	—	—	—	—	—
Mr. Accogli	363	13,363	71,989	627,655	90,969	69,041	60,480	—	—	—
Mr. Eyre	60,801	17,225	—	—	—	—	—	—	—	—
Ms. Schaaf	—	9,275	—	—	—	—	—	1,568,700	66,662	1,000,000
Mr. Scharf	44,452	9,275	—	—	—	—	—	—	—	—

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	43

The following table summarizes grants of plan-based awards made during 2016.

2016 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value Of Stock and Option Awards ($)
Name	Grant Date	Target ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Almeida
Cash Bonus(4)	2/16/2016	1,755,000
OM 2016 PSU Grant(5)	3/3/2016		5,254	21,014	42,028				826,481
Mr. Saccaro
Cash Bonus(4)	2/15/2016	550,000
Stock Option Grant	3/3/2016						167,660	39.33	1,182,757
GSV PSU Grant(6)	3/3/2016		3,673	14,690	29,380				748,896
OM 2016 PSU Grant(5)	3/3/2016		1,224	4,897	9,794				192,599
Mr. Accogli
Cash Bonus(4)	7/1/2016	385,000
Stock Option Grant—Annual	3/3/2016						27,943	39.33	197,124
Stock Option Grant—Promotion	9/1/2016						25,000	46.18	202,068
GSV PSU Grant(6)	3/3/2016		382	1,529	3,058				77,948
OM 2016 PSU Grant(5)	3/3/2016		127	509	1,018				20,019
ROIC 2014 PSU Grant—Baxter(7)	3/3/2016		46	183	366				7,197
ROIC 2014 PSU Grant—Baxalta(7)	2/22/2016		46	183	366				7,234
RSU Grant—Annual	3/3/2016					2,821			110,950
RSU Grant—Promotion	9/1/2016					5,000			230,900
Mr. Eyre
Cash Bonus(4)	2/15/2016	497,000
Stock Option Grant	3/3/2016						139,717	39.33	985,634
GSV PSU Grant(6)	3/3/2016		3,061	12,242	24,484				624,097
OM 2016 PSU Grant(5)	3/3/2016		2,040	4,080	8,160				160,466
ROIC 2014 PSU Grant—Baxter(7)	3/3/2016		150	601	1,202				23,637
ROIC 2014 PSU Grant—Baxalta(7)	2/22/2016		150	601	1,202				23,758
Ms. Schaaf
Cash Bonus(4)(8)	2/15/2016	465,000
Stock Option Grant(8)	3/3/2016						89,419	39.33	630,806
GSV PSU Grant(6)(7)(8)	3/3/2016		1,959	7,835	15,670				399,428
OM 2016 PSU Grant(5)(7)(8)	3/3/2016		653	2,611	5,222				102,691
ROIC 2014 PSU Grant—Baxter(7)(8)	3/3/2016		89	355	710				13,962
ROIC 2014 PSU Grant—Baxalta(7)(8)	2/22/2016		89	355	710				14,033
Mr. Scharf
Cash Bonus(4)	2/15/2016	578,000
Stock Option Grant(8)	3/3/2016						130,402	39.33	919,921
GSV PSU Grant(6)(8)	3/3/2016		2,857	11,426	22,852				582,497
OM 2016 PSU Grant(5)(8)	3/3/2016		352	3,808	7,616				149,769
ROIC 2014 PSU Grant—Baxter(7)	3/3/2016		315	2,525	5,050				99,308
ROIC 2014 PSU Grant—Baxalta(7)	2/22/2016		315	2,525	5,050				99,813

[1]	All awards in this column are RSUs granted to Mr. Accogli in 2016. The March 2016 RSU grant was made in connection with the annual equity plan in which Mr. Accogli participated prior to becoming an executive officer. These RSUs vest ratably in annual one-third increments over the three-year period beginning on the grant date. The September 2016 RSU grant, made in connection with his promotion to executive officer, is scheduled to vest on the third anniversary of the grant date.

investor.baxter.com

44	Executive Compensation

[2]	All stock option awards are non-qualified stock options granted in 2016 and vest ratably in annual one-third increments over the three-year period beginning on the grant date. Mr. Accogli received two stock option awards in 2016—one in connection with the annual compensation awards granted in March 2016 and another in connection with his promotion to Corporate Vice President, President, Renal in September 2016.
[3]	The option exercise prices reflect the closing price of Baxter’s common stock on the grant date.
[4]	The amounts shown represent award opportunities under Baxter’s 2016 annual cash bonus program at 100% of target bonus. There is no threshold amount for cash bonuses. Consistent with the cash bonus program and under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), the maximum cash bonus that could have been paid to any participating officer for 2016 performance was the lesser of (i) two times an officer’s salary (or target bonus in the case of Mr. Almeida) and (ii) $10 million. The actual cash bonus paid to each named executive officer for his or her 2016 performance is reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
[5]	Fifty percent of the PSUs granted in March 2016 are adjusted operating margin PSUs. These PSUs will be paid out in shares of Baxter common stock based on the achievement of the applicable annual adjusted operating margin goal (established for 2016 and 2017 and to be established for 2018), subject to satisfaction of the three-year time vesting requirement. The amounts set forth under “Threshold,” “Target” and “Maximum” represent the number of shares of Baxter common stock that would be paid out following the conclusion of the final adjusted operating margin performance period if Baxter’s adjusted operating margin performance for 2016 meets 93%, 100% and 107% of the target, respectively. For more information on how these payouts are determined, please see “—Structure of Compensation Program—Performance over the Long-Term—Performance Against ROIC/Adjusted Operating Margin.”
[6]	Fifty percent of the PSUs granted in March 2016 are GSV PSUs. These PSUs will be paid out in shares of Baxter common stock based on the change in Baxter GSV during the three-year performance period (ending on December 31, 2018). As described below, Mr. Almeida received his GSV PSU award in October 2015 in connection with his hiring. The amounts set forth under “Threshold,” “Target” and “Maximum” represent the number of shares of Baxter common stock that would be paid out after the three-year performance period if Baxter’s GSV performance for the measurement period achieves the 25th, 60th and 85th percentiles of the peer group, respectively. For more information on how these payouts are determined, please see “—Structure of Compensation Program—Performance over the Long-Term—Performance Against Peers.”
[7]	Fifty percent of the PSUs granted in March 2014 were ROIC PSUs. The Baxter component of these PSUs was paid out in shares of Baxter common stock based on the achievement of the applicable annual ROIC goal (established for each of 2014, 2015 and 2016), upon the satisfaction of the three-year time vesting requirement on December 31, 2016. The amounts set forth under “Threshold,” “Target” and “Maximum” represent the number of shares of Baxter common stock that would be paid out under the final ROIC performance period if Baxter’s ROIC’s performance for 2016 meets 93%, 100% and 107% of the target, respectively. The Baxalta component of these PSUs was deemed to have been met at target for 2016 in anticipation of the Shire-Baxalta merger. They were awarded in February 2016, converted into Shire RSUs in June 2016 and vested on January 2, 2017. For more information on how these payouts are determined, please see “—Structure of Compensation Program—Performance over the Long-Term—Performance Against ROIC/Adjusted Operating Margin.”
[8]	In connection with Ms. Schaaf’s May 2016 departure, the non-equity incentive and unvested stock option and PSU awards granted to her in 2016 were forfeited. In connection with Mr. Scharf’s March 2017 departure, the unvested stock options and PSU awards granted to him in 2016 were forfeited.

Description of Certain Awards Granted in 2016

Performance Share Units

As discussed above, Baxter in 2016 reverted to its historical practice of issuing annual equity awards consisting of 50% PSUs and 50% stock options to its executive officers. It had suspended this practice in 2015 due to the planned spin-off of Baxter’s biopharmaceuticals business and the difficulties of establishing performance targets in advance of the Baxalta separation.

Each named executive officer’s grant for 2016 consisted of 50% adjusted operating margin PSUs and 50% GSV PSUs. The GSV portion of Mr. Almeida’s grant was accelerated to October 2015 in connection with his hiring.

The GSV PSUs granted in 2016 will be paid out in shares of Baxter stock based on the change in total Baxter GSV during the performance period ending on December 31, 2018. The adjusted operating margin PSUs granted in 2016 will be paid out in shares of Baxter stock after the end of the same performance period based on achievement of three annual adjusted operating margin goals. The adjusted operating margin target for 2016 has been established and the related adjusted operating margin PSUs have been awarded. Adjusted operating margin targets for 2018 will be established by the Board in March 2018. The adjusted operating margin target for 2017 was established by the Board in March 2017.

Because Mr. Accogli was not an executive officer of the company in March 2016, he received 25% of his annual equity award in the form of PSUs (granted one-half in adjusted operating margin PSUs and one-half in GSV PSUs), consistent with the company’s annual equity compensation plans. The remaining 75% of his annual equity award consisted of stock options and RSUs, as described below.

All PSUs granted in 2016 vest at the end of the third annual performance period (in the case of adjusted operating margin PSUs) or at the end of the three-year performance period (in the case of GSV PSUs). Adjusted operating margin PSUs associated with the first two performance periods are awarded at the end of the applicable performance period but do not vest until the end of the final performance period. Generally, if an officer ceases to be employed at Baxter before his or her PSUs vest, the PSUs will terminate on

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	45

the date such officer’s employment is terminated unless the termination is due to death, disability, retirement or a change in control. If an officer who is retirement eligible (as defined below) retires after December 31, 2016, then the officer’s PSUs will continue to vest based upon their original vesting schedule. If an officer is terminated due to death or disability after December 31, 2016, the officer’s PSUs will be deemed to have been earned at 100% of target and paid out within 60 days of the death or disability termination date. See “—Potential Payments Upon Termination or Following a Change in Control” for a discussion of the impact of a change of control transaction on outstanding PSUs. An individual is retirement eligible if he or she is at least 65 years of age, or at least 55 years of age with at least ten years of service.

Stock Options

Each named executive officer (other than Mr. Almeida) received a stock option grant in connection with the company’s annual equity award process in March 2016. Mr. Almeida received his stock option grant in connection with his appointment in October 2015. As discussed above, Mr. Accogli received an additional grant of 25,000 stock options in September 2016 in connection with his promotion to Corporate Vice President, Renal.

All stock options granted to named executive officers in 2016 vest one-third per year over a three-year period, starting on the first anniversary of the grant date. The exercise price of each stock option awarded by Baxter to its executive officers under the company’s incentive compensation programs is the closing price of Baxter’s common stock on the grant date. Generally, if an officer ceases to be employed at Baxter before his or her stock options vest, these options will expire on the date such officer’s employment is terminated unless the termination is due to death, disability, retirement or a change in control. If an officer who is retirement eligible (as defined below) retires after December 31, 2016, then the officer’s stock options will continue to vest based upon their original vesting schedule and expire on the fifth anniversary of the termination date. If an officer is terminated due to death or disability after December 31, 2016, the officer’s options will vest immediately and expire five years later. Except as discussed above, each of these options expires on the ten-year anniversary of the grant date. These grants are reflected in the “All Other Option Awards: Number of Securities Underlying Options” column in the 2016 Grants of Plan-Based Awards table above. See “—Potential Payments Upon Termination or Following a Change in Control” for a discussion of the impact of a change of control transaction on outstanding stock options. An individual is retirement eligible if he or she is at least 65 years of age, or at least 55 years of age with at least ten years of service.

Restricted Stock Units

No named executive officers, other than Mr. Accogli, received a grant of RSUs in 2016. Mr. Accogli received a grant of 2,821 RSUs in March 2016 as part of the annual equity award process. As discussed above, he also received a grant of 5,000 RSUs in September 2016 in connection with his promotion to Corporate Vice President, President, Renal. The March 2016 grant will vest one-third per year over a three-year period. The September 2016 grant will vest in full on the third anniversary of the grant date.

If Mr. Accogli ceases to be employed at Baxter before his RSUs vest, these units will expire on the date his employment is terminated unless the termination is due to death, disability or a change in control. If Mr. Accogli is terminated due to death or disability after December 31, 2016, his units will vest immediately. These grants are reflected in the “All Other Stock Awards: Number of Shares of Stock or Units” column in the 2016 Grants of Plan-Based Awards table above. See “—Potential Payments Upon Termination or Following a Change in Control” for a discussion of the impact of a change of control transaction on outstanding RSUs.

Certain Employment Arrangements

Almeida Offer Letter

Mr. Almeida’s offer letter, dated as of October 28, 2015, provides for an annual base salary of $1,300,000. Mr. Almeida did not receive a salary increase in 2016 or 2017. He is eligible to participate in Baxter’s officer bonus and long-term incentive programs at a level commensurate with his position as Chief Executive Officer as determined by the independent directors of the Board, and to receive benefits to the same extent and on the same terms as those benefits provided to other senior executives, such as health, disability, insurance and retirement benefits. The offer letter also provides for severance equal to two years base salary and target bonus in the event of an involuntary termination without cause or termination with good reason within five years of his hire date. In addition to these benefits, in accordance with the terms of his change of control agreement, Mr. Almeida is eligible for certain payments in the event of his termination for good reason or termination without cause following a change in control. For more information about these payments, please see “—Potential Payments Upon Termination or Following a Change in Control.” Mr. Almeida also is subject to certain restrictive covenants, including non-competition, non-solicitation of customers, suppliers and employees and non-disparagement.

investor.baxter.com

46	Executive Compensation

Non-Compete / Non-Solicit Agreements; Equity Clawback Provision

Effective in 2017, long term incentive plan participants, including continuing named executive officers, are required to execute updated non-competition, non-solicitation and confidentiality agreements (Non-Competition Agreement). In addition, the 2017 annual equity grant contains an equity clawback provision in the event that a participant incurs a disqualifying termination under his or her Non-Competition Agreement. A disqualifying termination occurs when an individual’s employment with Baxter ends and the individual violates the terms of his or her Non-Competition Agreement. In the event of a disqualifying termination: (i) all unvested awards, including those awards that would otherwise have vested if the individual were retirement eligible, are terminated; (i) all awards that vested within the 12 months prior to termination that have not otherwise been sold or exercised are cancelled; and (iii) any gain from the sale or exercise of any award that vested within the 12 months prior to termination is subject to recoupment by Baxter.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	47

The following table summarizes equity awards outstanding as of December 31, 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Performance Period and PSU Type(3)(4)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Mr. Almeida		720,000	37.25	10/28/2025			2015 - 2018	(G)	127,535	5,654,902
							2016	(O)	42,512	1,884,982
Mr. Saccaro	56,667	28,334	40.00	8/30/2024	29,393	1,303,286	2016 - 2018	(G)	29,626	1,313,617
	61,698	123,396	37.38	3/3/2025			2016	(O)	9,876	437,902
		167,660	39.33	3/3/2026
Mr. Accogli	1,241		28.97	3/4/2022	16,327	723,939	2014 - 2016	(G)	1,166	51,700
	2,461		30.95	3/6/2023			2016 - 2018	(G)	3,084	136,745
	5,553		37.82	3/5/2024			2014	(R)	390	17,293
	5,631	3,755	37.17	3/4/2025			2016	(O)	1,027	45,537
	11,335	22,670	37.38	3/3/2026
		27,943	39.33	3/3/2027
		25,000	46.18	9/1/2026
Mr. Eyre	4,550		28.97	3/4/2021	20,299	900,058	2014 - 2016	(G)	3,844	170,443
	6,563		30.95	3/6/2022			2016 - 2018	(G)	24,689	1,094,710
	19,627		37.82	3/3/2023			2014	(R)	1,281	56,800
	10,000		36.71	12/2/2023			2016	(O)	8,228	364,830
	28,661	14,331	37.17	3/4/2024
	51,414	102,829	37.38	3/3/2025
		139,717	39.33	3/3/2026
Ms. Schaaf	—	—	—	—	—	—	—		—	—
Mr. Scharf(6)	13,000		31.30	3/5/2018	53,231	2,360,263	2014 - 2016	(G)	16,149	716,047
	32,410		31.77	3/3/2020			2016 - 2018	(G)	23,043	1,021,727
	19,851		28.97	3/4/2021			2014	(R)	5,383	238,682
	78,753		30.95	3/6/2022			2016	(O)	7,680	340,531
	83,267		37.82	3/3/2023
	60,189	30,095	37.17	3/4/2024
	71,980	143,961	37.38	3/3/2025
		130,402	39.33	3/3/2026

investor.baxter.com

48	Executive Compensation

[1]	The chart below represents stock options vesting as follows:

Name	March 2017	September 2017	March 2018	September 2018	March 2019	September 2019
Mr. Almeida	240,000	—	240,000	—	240,000	—
Mr. Saccaro	117,584	28,334	117,585	—	55,887	—
Mr. Accogli	24,404	8,333	20,649	8,333	9,315	8,334
Mr. Eyre	112,317	—	97,987	—	46,573	—
Ms. Schaaf	—	—	—	—	—	—
Mr. Scharf	145,542	—	115,448	—	43,468	—

[2]	The amounts in the columns represent unvested RSU awards and earned but unvested PSUs as of December 31, 2016. The earned but unvested PSUs include the 2014 ROIC PSUs grants relating to the 2014 and 2015 performance periods. The earned but unvested PSUs from the 2014 ROIC PSU grants vested in February 2017. These amounts do not include the 2014 PSU grants relating to the 2016 performance period, as related performance had not been assessed as of December 31, 2016.

In addition, the amounts in the columns include the following RSU vesting:

Name	March 2017	June 2017	September 2017	March 2018	March 2019	September 2019
Mr. Almeida	—	—	—	—	—	—
Mr. Saccaro	8,142	—	12,000	8,142	—	—
Mr. Accogli	2,906	4,000		2,569	941	5,000
Mr. Eyre	7,986	—	—	6,786	—	—
Ms. Schaaf	—	—	—	—	—	—
Mr. Scharf	9,499	25,000	—	9,499	—	—

Amounts shown in the columns also include the dividend shares accrued on the RSUs granted to each of the named executive officers. The market value of these unvested RSUs is based on the closing price of Baxter common stock on December 30, 2016 ($44.34).

[3]	For the grants noted with a (G) in the “Performance Period and PSU Type” column, amounts represent the maximum number and value of shares of common stock that an officer would receive under the 2014 and 2016 GSV PSUs, respectively. The performance period for such awards was January 1, 2014 through December 31, 2016 and January 1, 2016 through December 31, 2018, respectively. The final award with respect to the 2014 GSV PSUs was paid out at 140% of target on February 21, 2017. Final payouts under the 2016 GSV PSUs will not be known until the performance period is completed on December 31, 2018. For Mr. Almeida, the amount represents the maximum number of shares of Baxter common stock that he may receive under his 2015 GSV PSU grant. The market value of the PSUs included in these columns is based on the closing price of Baxter common stock on December 30, 2016 ($44.34). Amounts in these columns also include the related accrued dividend shares. For more information on how payouts under the GSV PSUs are determined, please see “—Structure of Compensation Program—Performance over the Long-Term—Performance Against Peers.”
[4]	For the grants noted with an (R) in the “Performance Period and PSU Type” column, amounts represent the maximum number and value of shares of common stock that an officer would receive under the 2014 ROIC PSUs attributable to the 2016 performance period. The market value of the PSUs included in these columns is based on the closing price of Baxter common stock on December 30, 2016 ($44.34). Amounts in these columns also include the related accrued dividend shares. The final award with respect to the 2014 ROIC PSUs was paid out at 200% of target on February 21, 2017.
[5]	For the grants noted with an (O) in the “Performance Period and PSU Type” column, amounts represent the maximum number and value of shares of common stock that an officer would receive under the 2016 adjusted operating margin PSUs attributable to the 2016 performance period. The market value of the PSUs included in these columns is based on the closing price of Baxter common stock on December 30, 2016 ($44.34). Amounts in these columns also include the dividend shares accrued on such PSUs.
[6]	Amounts do not reflect the termination of unvested equity awards that occurred in March 2017 in connection with Mr. Scharf’s departure from the company. At that time, all unvested awards (other than the RSUs granted to him in June 2014 as a Baxalta spin-off retention award) were terminated. Those RSUs (and their related Shire counterparts) will continue to vest in accordance with their terms. See “—Potential Payments Upon Termination or Following a Change in Control” for additional information.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	49

The following table sets forth options exercised and RSUs and PSUs that vested in 2016.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. Almeida	—	—	—	—
Mr. Saccaro	—	—	8,318	327,147
Mr. Accogli	—	—	2,878	112,347
Mr. Eyre	—	—	13,558	546,795
Ms. Schaaf	137,774	1,985,011	10,158	399,152
Mr. Scharf	—	—	21,287	815,046

[1]	Amounts represent the aggregate dollar amount realized upon the exercise of Baxter stock options.
[2]	Amounts represent the market value of Baxter performance stock units and restricted stock units, as applicable, on the date of vesting as determined by the closing price of Baxter common stock on the vesting date.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Mr. Almeida	Pension Plan	—	—
	Supplemental Pension Plan	—	—
Mr. Saccaro(2)	Pension Plan	11	405,163
	Supplemental Pension Plan	11	502,855
Mr. Accogli	Pension Plan	—	—
	Supplemental Pension Plan	—	—
Mr. Eyre(2)	Pension Plan	8	113,617
	Supplemental Pension Plan	8	—
Ms. Schaaf(3)	Pension Plan	14	642,429
	Supplemental Pension Plan	14	452,647
Mr. Scharf(4)	Pension Plan	10	366,987
	Supplemental Pension Plan	10	1,540,986

[1]	The amounts in this column have been determined by using pensionable earnings and benefit service through 2016. The present value of this accrued benefit is deemed payable at the earlier of normal retirement (age 65) or the earliest point where it would be unreduced (85 points, where each year of age and Baxter service equals one point). It was calculated as an annuity payable for the life of the participant and the present value of the benefit at the assumed payment age was discounted to the current age as of measurement date. Messrs. Almeida and Accogli are not entitled to receive any pension benefits. The present values of the accrued benefits are based on the following assumptions:

Assumption	Value
Discount Rate	4.01%
Postretirement Mortality	Retirement Plan 2014, adjusted to reflect past experience
Termination/Disability	None assumed
Retirement Age	Earlier of age 65 or attainment of 85 points

Other assumptions not explicitly mentioned are the same as those assumptions used for Baxter’s financial reporting. Please refer to Note 13 to the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2016 for more information on those assumptions.

[2]	Messrs. Eyre and Saccaro are participants in the pension and supplemental pension plan due to their prior employment with Baxter. However, as they were rehired by Baxter after these plans were closed to new participants in December 2006, each of them receives an additional employer contribution equal to 3% of his compensation in Baxter’s tax-qualified Section 401(k) plan and nonqualified deferred compensation plan annually in lieu of additional pension accruals.

investor.baxter.com

50	Executive Compensation

[3]	Ms. Schaaf has begun to receive her Supplemental Pension Plan benefits. Therefore, the amount shown for this benefit reflects the present value of benefits in payment as of December 31, 2016. Ms. Schaaf has not yet elected to commence her Pension Plan benefit. Therefore, the amount shown for this benefit reflects a present value of the benefit deferred to her earliest unreduced age.
[4]	In 2006, Mr. Scharf elected to start receiving Supplemental Pension Plan benefits after the date on which he would otherwise be entitled to start receiving unreduced benefits under the plan. This amount (calculated as of December 31, 2016) assumes Mr. Scharf continued to serve through his election date. Such amount overstates his Supplemental Pension Plan benefit by $62,529 as of December 31, 2016, given his March 10, 2017 departure from the company.

Baxter’s tax-qualified pension plan is a broad-based retirement income plan. The normal retirement (age 65) benefit equals (i) 1.75 percent of a participant’s “Final Average Pay” multiplied by the participant’s number of years of pension plan participation, minus (ii) 1.75 percent of a participant’s estimated primary social security benefit, multiplied by the participant’s years of pension plan participation. “Final Average Pay” is equal to the average of a participant’s five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the compensation considered in determining the pension payable to the named executive officer includes salary and cash bonuses awarded under the officer bonus program. Although age 65 is the normal retirement age under the pension plan, the pension plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of pension plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their pension plan benefits until they have 85 points, receive an unreduced pension plan benefit regardless of their actual age when they begin receiving their pension plan benefits.

Baxter’s supplemental pension plan is offered to provide a benefit for the amount of eligible compensation that is disallowed as pensionable earnings under the pension plan pursuant to provisions of the Code that limit the benefit available to highly compensated employees under qualified pension plans. Accordingly, this plan is available to all employees eligible to participate in the pension plan whose benefit under the pension plan is limited by the Code. If the present value of a participant’s benefit in the supplemental plan does not exceed $50,000 when the participant terminates employment, such participant will be paid in a lump sum. If the present value of the benefit exceeds $50,000, the participant will be paid in an annuity commencing when the participant is first eligible for early retirement, regardless of whether the participant elects to commence his or her qualified plan benefit at that time. As permitted by the transitional rules under related tax regulations, persons who were participants in the plan at the end of 2006 were given a one-time option to elect a different commencement date. Deferred salary and bonus amounts that may not be included under the pension plan are included in the supplemental plan. In addition, individual employment agreements may provide for additional pension benefits to be paid through the supplemental pension plan.

Participation in the pension and supplemental pension plans was closed as of December 31, 2006. Any employees hired or rehired after that date are not eligible to participate in the pension plan or supplemental pension plan, but instead receive an additional employer contribution equal to 3% of his or her compensation in Baxter’s tax-qualified Section 401(k) plan (and nonqualified deferred compensation plan if his or her compensation exceeds the compensation that can be taken into account under Baxter’s 401(k) plan). Employees who were hired prior to December 31, 2006, but who did not have a vested interest in the pension plan, were eligible to elect to cease accruing benefits in the pension plan (and supplemental plan, if applicable), and instead receive the additional 401(k) plan employer contribution.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2016 ($)(1)	Registrant Contributions in 2016 ($)(2)	Aggregate Earnings in 2016 ($)(3)	Aggregate Balance at December 31, 2016 ($)
Mr. Almeida	51,750	63,972	791	87,016
Mr. Saccaro	112,006	74,418	13,681	269,593
Mr. Accogli	—	363	—	—
Mr. Eyre	368,764	60,801	146,567	1,748,860
Ms. Schaaf	—	—	9	400
Mr. Scharf	223,002	44,452	63,659	2,779,263

[1]	Amounts in this column are included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
[2]	Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table.
[3]	Amounts in this column are not included in the Summary Compensation Table as Baxter’s deferred compensation plan provides participants with a subset of investment elections available to all eligible employees under Baxter’s 401(k) plan.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	51

A participant in Baxter’s deferred compensation plan may elect to defer a portion of his or her eligible compensation (up to 50% of base salary and up to 100% of eligible bonus) during the calendar year as long as the participant makes such election prior to the beginning of the calendar year. For named executive officers, eligible compensation under the deferred compensation plan includes a participant’s base salary and any annual cash bonus. Participants in the deferred compensation plan may select from a subset of investment elections available to all eligible employees under Baxter’s tax-qualified Section 401(k) plan. Amounts in a participant’s account are adjusted on a daily basis upward or downward to reflect the investment return that would have been realized had such amounts been invested in the investments selected by the participant. Participants may elect to change their investment elections once each calendar month. Baxter is also required to match contributions to the deferred compensation plan up to 3.5% of a participant’s eligible compensation. Any participant who either was hired after December 31, 2006, or elected not to continue to accrue benefits in the pension plan, receives a company contribution equal to 3% of his or her eligible compensation in excess of the compensation that is recognized in Baxter’s 401(k) plan, regardless of whether the participant is otherwise eligible to elect to defer a portion of his or her compensation. Deferrals under the plan are not recognized as eligible compensation for the qualified pension plan (but are recognized in the supplemental pension plan) or in calculating benefit pay under Baxter’s welfare benefit plans and result in lower compensation recognized for company matching under Baxter’s tax-qualified Section 401(k) plan.

Participants may elect to be paid distributions either in a lump sum payment or in annual installment payments over two to 15 years. Such election must be made when the participant first becomes eligible to participate in the plan. Distributions will be paid in the first quarter of the plan year following such participant’s termination of employment unless such participant is a “specified employee” as defined in Section 409A of the Code. No distributions will be paid in connection with the termination of a specified employee until at least six months following such termination and any amounts that would have otherwise been paid during such six month period shall be accumulated and paid in a lump sum, without interest, at the expiration of such period.

Potential Payments Upon Termination or Following a Change in Control

In consideration for the change in control benefits discussed below, each named executive officer identified in the table below has agreed to be bound for two years from the date of his or her termination to non-competition, non-solicitation and non-disparagement covenants. The named executive officer is also required to execute a customary release of claims to receive the benefits discussed below.

Each of Messrs. Almeida, Accogli, Eyre and Saccaro has entered into a change in control agreement with the company that provides for certain payments (as described below) in the event Baxter undergoes a change in control and the officer is terminated by the company (other than for cause or as a result of death or disability) or the officer terminates his employment for good reason during the term (which generally lasts two years and automatically extends each year). Ms. Schaaf’s change of control agreement was terminated in connection with her May 2016 departure from the company. Mr. Scharf’s change of control agreement was terminated in connection with his March 2017 departure from the company.

These payments include:

•	a lump sum cash payment generally equal to twice the aggregate amount of such officer’s salary and target bonus for the year in which termination occurs (reported as severance payments in the table below);
•	a prorated bonus;
•	a lump sum cash payment generally equal to continued retirement and savings plan accruals for two years;
•	two years of continued health and welfare benefit coverage;
•	two years of additional age and service credit for retiree health and welfare benefit purposes; and
•	outplacement expense reimbursement in an amount not to exceed $50,000.

None of the change in control agreements between the company and any of the named executive officers provides for gross-up payments to cover excise taxes that may be payable by them in connection with a change in control.

investor.baxter.com

52	Executive Compensation

The table set forth below shows Baxter’s potential payment and benefit obligations to each of the named executive officers (other than Ms. Schaaf and Mr. Scharf) assuming that a change in control of the company had occurred and as a result the named executive officer either was terminated without cause or terminated his or her employment for good reason on December 31, 2016. The accelerated vesting of equity awards that is included in the table below would occur as a result of the terms of the equity compensation programs governing these awards rather than the terms of the severance agreements.

	Mr. Almeida ($)	Mr. Saccaro ($)	Mr. Accogli ($)	Mr. Eyre ($)
Severance Payments(1)	6,110,000	2,394,000	1,870,000	2,236,000
Prorated Bonus Payments(2)	1,755,000	550,000	385,000	497,000
Additional Payments Related to Retirement and Savings Plans	—	—	—	—
Health and Welfare Benefit Coverage	60,000	59,000	56,000	58,000
Retiree Health and Welfare Benefit	—	—	—	42,972
Accelerated Vesting of Equity Awards(3)	10,759,693	4,438,622	1,214,078	3,460,148
Outplacement Expenses	50,000	50,000	50,000	50,000
Total	18,734,693	7,491,622	3,575,078	6,344,120

[1]	Mr. Almeida, would also be entitled to receive severance if he is terminated without cause or leaves with good reason within five years of his October 2015 hire date outside of a change in control transaction. In that case he would be entitled to receive $6,110,000 in severance payments and $60,000 in health and welfare benefit coverage.
[2]	Represents full 2016 bonus target as the officer would receive an annual bonus payment for the performance period in which the termination occurs.
[3]	Represents the “in-the-money” value of unvested stock options, if applicable, the value of unvested RSUs and the target amount of PSUs based on the closing stock price of Baxter on December 30, 2016 ($44.34).

In connection with her departure in May 2016, Ms. Schaaf received a separation payment of $1,568,700, representing 18 months base salary plus target bonus for 2016. She also received a $1,000,000 separation payment and additional amounts related to health and welfare benefits and outplacement assistance. See the “All Other Compensation” column in the Summary Compensation Table for additional information regarding these amounts. Ms. Schaaf has agreed to comply with certain non-compete and confidentiality obligations in connection with receipt of these payments.

In connection with his departure, Mr. Scharf entered into a separation agreement with the company on March 2, 2017. The agreement contains a customary release of claims and provides that Mr. Scharf was to transition his duties to his successor until March 10, 2017 (the Separation Date). It also provides for (i) the continued payment through the Separation Date of Mr. Scharf’s base salary, including the vesting of previously granted Baxter and Shire equity awards that were or are scheduled to vest on or prior to the Separation Date; (ii) a gross lump sum payment of $1,887,000 less all appropriate withholdings; (iii) his previously earned 2016 cash bonus award in the amount of $951,966 less all appropriate withholdings; (iv) an additional lump sum of $16,000, less all appropriate withholdings, towards six months of COBRA cost share; and (v) certain other benefits. Additionally, the spin-off retention RSUs previously granted to Mr. Scharf in 2014 will continue to vest in accordance with their terms. Mr. Scharf has agreed to comply with certain non-compete and confidentiality obligations in connection with receipt of these payments.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	53

Advisory Vote on the Frequency of Executive Compensation Advisory Votes

At the 2011 Annual Meeting, stockholders voted to hold annual say-on-pay votes. The Board determined to follow the stockholders’ recommendation and continues to believe that say-on-pay votes should be conducted annually so that stockholders may express their views on the company’s executive compensation program each year. Accordingly, the Board is requesting that stockholders recommend that the Board conduct a non-binding, advisory vote on the compensation of the company’s named executive officers each year.

The Board of Directors recommends that an advisory vote to approve the compensation of the company’s named executive officers occur every ONE YEAR.

In accordance with the requirements of Section 14A of the Exchange Act, stockholders are being asked to vote on a resolution to determine, pursuant to a non-binding vote, how frequently say-on-pay advisory votes should be held. This proposal affords stockholders the opportunity to cast an advisory vote on how often we should include a “say-on-pay” proposal in our proxy materials for future annual stockholder meetings (a “say-on-pay frequency proposal”). Under this Proposal 3, stockholders may vote to have the say-on pay advisory vote occur every one year, every two years or every three years.

Our stockholders voted on a similar proposal in 2011 with the majority voting to hold the say-on-pay vote every year. Since that time, we have conducted annual say-on-pay votes, consistent with the results of the 2011 advisory vote. We continue to believe that say-on-pay votes should be conducted every year so that our stockholders may annually express their views on our executive compensation program.

As an advisory vote, this proposal is not binding on Baxter, the Board or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a say-on-pay vote.

Stockholders may cast their advisory vote to conduct advisory votes on executive compensation every “ONE YEAR,” “TWO YEARS,” or “THREE YEARS.” The Board is recommending that stockholders vote every ONE YEAR with respect to this proposal. Regardless of the outcome, the Board and Compensation Committee will continue to engage in a dialogue with stockholders with respect to executive compensation. If stockholders follow the Board’s recommendation, the next “say-on-pay” advisory vote will be held at the 2018 Annual Meeting and the next vote on a say-on-pay frequency proposal will be held at the 2023 Annual Meeting.

investor.baxter.com

54

Audit Matters

Ratification of Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee of the Board of Directors is directly responsible for the appointment, compensation (including the negotiation of audit fees), retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter in 2017. PwC, or its predecessor firm, has served as Baxter’s independent registered public accounting firm continuously since 1985.

The Audit Committee of the Board of Directors recommends a vote FOR the ratification of the appointment of PwC as the independent registered public accounting firm for Baxter in 2017.

Before selecting PwC, the Audit Committee carefully considered PwC’s qualifications as an independent registered public accounting firm. This included a review of its performance in prior years as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under rules of the SEC on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. The Audit Committee expressed its satisfaction with PwC in all of these respects. In accordance with SEC rules and PwC policies, the lead partner overseeing the company’s engagement rotates every five years and the Audit Committee and its Chairman are directly involved in Baxter’s selection of the lead engagement partner.

The members of the Audit Committee and the Board believe that the continued retention of PwC as Baxter’s independent registered public accounting firm is in the best interests of the company and its stockholders, and therefore the Audit Committee requests that stockholders ratify the appointment. If the company’s stockholders do not ratify the appointment of PwC, the Audit Committee will consider the selection of another independent registered public accounting firm for 2018 and future years.

One or more representatives of PwC will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

Audit Matters	55

Audit Committee Report

Dear Stockholders:

The Audit Committee is composed of five directors, all of whom meet the independence and other requirements of the NYSE. Additionally, four Audit Committee members qualify as an “audit committee financial expert.” The Audit Committee has the responsibilities set out in its charter, which has been adopted by the Board and is reviewed annually. These responsibilities include: (1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the external and internal auditors, and reviewing with management Baxter’s disclosure controls and procedures; (2) retaining and evaluating the qualifications, independence and performance of PwC, the company’s independent registered public accounting firm; (3) approving audit and permissible non-audit engagements to be undertaken by PwC; (4) reviewing the scope of the annual external and internal audits; (5) reviewing and discussing Baxter’s financial statements (audited and unaudited), as well as earnings press releases and related information, prior to their filing or release; (6) overseeing legal and regulatory compliance as it relates to financial matters; (7) holding separate executive sessions with PwC, the internal auditor and management; (8) discussing guidelines and policies governing the process by which Baxter assesses and manages risk; and (9) approving certain financing matters, proposed corporate transactions and capital expenditures.

Management is responsible for the preparation, presentation and integrity of Baxter’s consolidated financial statements and Baxter’s internal control over financial reporting. PwC is responsible for performing an independent integrated audit of Baxter’s consolidated financial statements and the effectiveness of Baxter’s internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB). PwC also reviews Baxter’s interim financial statements in accordance with the applicable auditing standards. Ultimately, it is the Audit Committee’s responsibility to monitor and oversee these processes on behalf of the Board. The Audit Committee met 12 times in 2016, including meeting with PwC and Baxter’s internal auditor, both privately and with management present.

In fulfilling its duties, the Audit Committee has reviewed and discussed with management Baxter’s audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2016 as well as Baxter’s interim financial statements included in the company’s Quarterly Reports on Form 10-Q in 2016, in all cases including detailed discussions of the accompanying footnotes and related Management’s Discussion & Analysis. These reviews also included, among other things, a discussion of Baxter’s critical accounting policies; the reasonableness of significant financial reporting judgments, including the quality (not just the acceptability) of the company’s accounting principles; the effectiveness of the company’s internal control over financial reporting; corrected and uncorrected misstatements noted by PwC during its audit of the company’s annual financial statements; and the potential effects of changes in accounting regulation and guidance on the company’s financial statements.

In addition, in connection with its review of the company’s annual audited financial statements, the Audit Committee has discussed with PwC the matters required to be communicated pursuant to PCAOB Auditing Standard No. 16 (Communications with Audit Committees), has received and reviewed the written communications from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. The Audit Committee also has considered whether the provision by PwC of non-audit services to Baxter is compatible with maintaining PwC’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Baxter’s audited financial statements referred to above be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Respectfully submitted,

The Audit Committee

K. J. Storm (Chair)

Peter S. Hellman

Munib Islam

Thomas T. Stallkamp

Albert P.L. Stroucken

investor.baxter.com

56	Audit Matters

Audit and Non-Audit Fees

The table set forth below lists the fees billed to Baxter by PwC for audit services rendered in connection with the integrated audits of Baxter’s consolidated financial statements for the years ended December 31, 2016 and 2015, and fees billed for other services rendered by PwC during these periods.

	2016	2015
	(Dollars in thousands)
Audit Fees	$8,997	$11,488
Audit-Related Fees	755	3,380
Tax Fees	566	1,001
All Other Fees	197	7,185
Total	$10,515	$23,054

Audit Fees include fees for services performed by PwC relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in the company’s quarterly reports on Form 10-Q and statutory and regulatory filings or engagements. The decrease in 2016 is primarily related to completing the Baxalta spin off, legal entity reductions and the impact of foreign exchange.

Audit-Related Fees include fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the financial statements, including carve-out audits, accounting consultations and attestation services related to financial reporting. The decrease in 2016 is primarily related to reduced levels of carve-out work as a result of completing the Baxalta spin-off.

Tax Fees include fees for services performed by PwC for tax compliance, tax advice and tax planning. Of these amounts, approximately $468,000 in 2016 and $461,000 in 2015 were related to tax compliance services, including transfer pricing support, income tax return preparation or review and VAT compliance. Fees for tax consulting services of approximately $98,000 in 2016 and $540,000 in 2015 were related to international, federal, state and local tax planning, assistance with tax audits and appeals and other tax consultations.

All Other Fees include fees for all other services performed by PwC. The decrease in 2016 is primarily related to advisory projects with respect to certain quality system reviews which were completed in 2015.

Pre-Approval of Audit and Permissible Non-Audit Fees

The Audit Committee must pre-approve the engagement of the independent registered public accounting firm to audit the company’s consolidated financial statements. Prior to the engagement, the Audit Committee reviews and approves a list of services expected to be rendered during that year by the independent registered public accounting firm. Reports on projects and services are presented to the Audit Committee on a regular basis.

The Audit Committee has established a pre-approval policy for engaging the independent registered public accounting firm for other audit and permissible non-audit services. Under the policy, the Audit Committee has identified specific audit, audit-related, tax and other services that may be performed by the independent registered public accounting firm. The engagement for these services specified in the policy requires the further, separate pre-approval of the chair of the Audit Committee or the entire Audit Committee if specific dollar thresholds set forth in the policy are exceeded. Any project approved by the chair under the policy must be reported to the Audit Committee at the next meeting. Services not specified in the policy as well as the provision of internal control-related services by the independent registered public accounting firm, require separate pre-approval by the Audit Committee.

All audit, audit-related, tax and other services provided by PwC in 2016 were approved by the Audit Committee in accordance with its pre-approval policy.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

57

Ownership of Our Stock

Security Ownership by Directors and Executive Officers

Except as set for the below, the following table sets forth information as of March 1, 2017 regarding beneficial ownership of Baxter common stock by named executive officers and directors.

Name of Beneficial Owner	Shares of Common Stock(1)	Shares Under Exercisable Options(2)
Non-employee Directors:
Mr. Chen	874	20,509
Mr. Forsyth(3)	24,446	45,879
Dr. Gavin	19,495	45,879
Mr. Hellman(3)(4)	18,088	45,879
Mr. Islam(5)	1,811	6,290
Mr. Mahoney(6)	12,247	5,390
Dr. Oesterle	—	—
Ms. Shapazian(3)(7)	12,735	35,879
Mr. Stallkamp(8)	32,258	31,899
Mr. Storm	18,344	41,599
Mr. Stroucken(9)	19,465	45,879
Named Executive Officers:
Mr. Almeida	11,691	240,000
Mr. Saccaro	12,574	235,947
Mr. Accogli	6,111	50,625
Mr. Eyre	24,095	233,132
Ms. Schaaf(10)	35,375	137,774
Mr. Scharf(11)	55,907	504,992
All directors and executive officers as a group (20 persons)(3-9)(12)	295,985	1,839,973

[1]	Includes shares over which the person held voting and/or investment power as of March 1, 2017. None of the holdings represents holdings of more than 1% of Baxter’s outstanding common stock.
[2]	Amount of shares includes options that are exercisable as of March 1, 2017 and options which become exercisable within 60 days thereafter.
[3]	Does not reflect 4,280 options exercised by each of Mr. Forsyth, Mr. Hellman and Ms. Shapazian in March 2017.
[4]	Includes 560 shares not held directly by Mr. Hellman but held by or for the benefit of his spouse.
[5]	Mr. Islam has disclaimed beneficial ownership of the RSUs and stock options granted to him in connection with his appointment to the Board in September 2015, by virtue of his employment relationship with Third Point. As set forth on a related Form 4 filed by Third Point and Daniel S. Loeb on October 1, 2015, Third Point and Mr. Loeb may be deemed to be the beneficial owners of these securities.
[6]	Includes 10,700 shares not held directly by Mr. Mahoney but in a family trust for which he serves as trustee.
[7]	Includes 6,120 shares not held directly by Ms. Shapazian but in a family trust for which she is a trustee.
[8]	Includes 22,600 shares not held directly by Mr. Stallkamp but in a spousal lifetime access trust for which he serves as trustee.
[9]	Includes 696 shares not held directly by Mr. Stroucken but in a family trust for which he serves as trustee.
[10]	Information for Ms. Schaaf is as of May 3, 2016, the date of her departure from the company, and reflects that all of her unvested options expired as of that date.
[11]	Information for Mr. Scharf reflects that he departed the company on March 10, 2017, at which time all of his unvested options expired.
[12]	The number of persons included in this group does not include Ms. Schaaf or Mr. Scharf as they were not executive officers as of March 1, 2017. The number includes Mr. Sean Martin who was appointed as an executive officer effective February 28, 2017.

investor.baxter.com

58	Ownership of Our Stock

Security Ownership by Certain Beneficial Owners

As of March 1, 2017, the following entities were the only persons known to Baxter to be the beneficial owners of more than five percent of Baxter common stock, based on public filings made with the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1) (%)
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	48,741,413	9.0
Third Point LLC(3) 390 Park Avenue, 19th Floor New York, NY 10022	46,008,080	8.5
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	31,928,979	5.9

[1]	Based on 540,082,230 shares outstanding as of January 31, 2017, as set forth on the company’s Annual Report on Form 10-K for the year ended December 31, 2016.
[2]	Based solely on Amendment No. 3 to Schedule 13G filed by BlackRock, Inc. (BlackRock) on January 19, 2017 (BlackRock Schedule 13G), BlackRock beneficially owns the reported shares, which are owned of record by the BlackRock subsidiaries set forth on Exhibit A to the BlackRock Schedule 13G. Additionally, according to the BlackRock Schedule 13G, BlackRock has sole voting power with respect to 42,681,155 of the reported shares, no shared voting power with respect to any of the reported shares and has sole dispositive power with respect to all of the reported shares.
[3]	Based solely on Amendment No. 3 to Schedule 13D filed with the SEC on March 1, 2017, Third Point LLC and Daniel S. Loeb have shared voting power and shared dispositive power with respect to all of the reported shares.
[4]	Based solely on Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2017, The Vanguard Group has sole voting power with respect to 777,276 of the reported shares, sole dispositive power with respect to 31,058,037 of the reported shares, shared voting power with respect to 105,252 of the reported shares and shared dispositive power with respect to 870,942 of the reported shares. As reported on the amended Schedule 13G, a portion of the reported shares are also beneficially owned by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., subsidiaries of The Vanguard Group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the company’s executive officers and directors and persons who own more than 10% of Baxter common stock to file initial reports of ownership and changes in ownership with the SEC. Based solely on the company’s review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them, the company believes that all reports required by Section 16(a) of the Exchange Act were filed on a timely basis during or with respect to 2016.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

59

Stockholder Proposal

Proxy Access Bylaw Amendment to Increase Aggregation Cap

Baxter has been advised that John Chevedden will present the following resolution at the 2017 Annual Meeting. Baxter has also been advised that Mr. Chevedden is owner of at least 500 shares of Baxter common stock. Baxter will furnish the address and share ownership of Mr. Chevedden promptly upon oral or written request. After thoughtful consideration, the Board of Directors recommends that you vote AGAINST this proposal for the reasons set forth in the Board of Directors’ statement that follows the proposal.

In accordance with the rules of the SEC, the proposal and supporting statement are being reprinted as they were submitted to Baxter’s Corporate Secretary by the proponent. Baxter takes no responsibility for them.

The Board recommends a vote AGAINST this stockholder proposal. Proxies solicited by the Board will be voted AGAINST this proposal unless otherwise instructed.

Stockholder Proposal

Shareholders request that our board of directors replace the limit of 20 shareholders who are currently allowed to aggregate their shares to equal 3% of our stock owned continuously for three years in order to make use of our shareholder proxy access provisions adopted recently. The 20 shareholder limit is to be increased to a limit of 50 on the number of shareholders who can aggregate their shares for the purpose of shareholder proxy access.

Under current provisions, even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the 3% criteria for a continuous 3-years at most companies examined by the Council of Institutional Investors. Additionally many of the largest investors of major companies are routinely passive investors who would be unlikely to be part of the proxy access shareholder aggregation process.

Under this proposal it is unlikely that the number of shareholders who participate in the aggregation process would reach an unwieldy number due to the rigorous rules our management adopted for a shareholder to qualify as one of the aggregation participants. Plus it is easy for our management to reject an aggregating shareholder because management simply needs to find one of a list of its requirements lacking.

Please vote to enhance shareholder value:

Proxy Access Bylaw Amendment to Increase Aggregation Cap—Proposal 5

Board of Directors’ Statement Opposing the Stockholder Proposal

In December 2015, Baxter adopted a proxy access bylaw, which Baxter believes strikes the appropriate balance between providing stockholders with meaningful proxy access rights, on the one hand, and protecting the interests of all stockholders by mitigating the potential for misuse by stockholders whose interests are not aligned with the majority of its long-term stockholders, on the other hand.

Specifically, Baxter’s existing bylaw permits a stockholder, or a group of up to 20 stockholders, owning 3% or more of Baxter’s outstanding shares of common stock continuously for at least three years, to nominate and include in Baxter’s annual meeting proxy materials director nominees constituting up to the greater of 2 individuals and 20% of the Board, subject to compliance with Baxter’s bylaws. Baxter believes its proxy access bylaw provides stockholders with an appropriate opportunity to nominate directors and reflects current best practices.

investor.baxter.com

60	Stockholder Proposal

Baxter’s adoption of a proxy access bylaw amendment in December 2015 reflected, in part, the product of discussions with some of its largest stockholders and corporate governance experts. After considering the range of feedback received, the Board adopted a proxy access framework it believed was most suitable for Baxter and its stockholders, and which it believes provides an effective proxy access framework. Since then, Baxter has heard from a number of its institutional stockholders expressing their support for Baxter’s decision to adopt this proxy access framework.

Baxter believes the proponent’s requested change to Baxter’s proxy access bylaw is potentially disruptive and is unnecessary for the proper functioning of proxy access. Baxter’s bylaw permits groups of up to 20 stockholders to aggregate their shares to reach the required 3% ownership threshold (with a group of funds under common management and investment control counting as a single stockholder). The stockholder proposal would increase the number of stockholders who may aggregate their holding to reach the required 3% ownership threshold to 50 stockholders. Baxter believes that permitting a group of that size to use the proxy access bylaw provisions could impose a significant administrative burden on Baxter given the need to verify that each member of the group met (and continued to meet through the annual meeting date) the eligibility requirements of the bylaws.

Additionally, this proposed increase may encourage stockholders to engage in broad proxy solicitations in their attempts to aggregate the necessary shares, as they would be able to include more than twice as many Baxter stockholders in any proxy access nomination. These broad solicitations may constitute proxy solicitations that violate the SEC’s proxy rules.

Based on our current ownership structure, it is possible to assemble a group of less than 20 stockholders that owns at least 3% of our shares and that has held such shares for at least three years and does not include any of our largest 50 institutional stockholders. The 20-stockholder limit adopted by Baxter is broadly consistent with market practice and is endorsed by several institutional stockholders.

Beyond proxy access, Baxter’s corporate governance policies and practices ensure Board accountability and responsiveness to stockholders, including with respect to board refreshment matters. All directors elected by Baxter stockholders have been elected by a majority vote standard that has been in place for over 10 years and in 2016 the board proposed, and stockholders approved, an amendment to the company’s certificate of incorporation that provides for all directors to be elected annually, beginning with next year’s annual meeting. Additionally, stockholders are encouraged to contact the Board, including Baxter’s lead independent director and non-management directors, by writing a letter or sending an email to Baxter’s Corporate Secretary. Baxter’s Corporate Secretary will then forward the related communications, which may include recommendations on director nominations or elections, to the appropriate director(s). Furthermore, the Corporate Governance Committee considers matters of board refreshment on a routine basis. As part of the discharge of these duties, the Corporate Governance Committee helped recruit Messrs. Michael Mahoney and Munib Islam to the Board in September 2015 and October 2015, respectively. Additionally, in February 2017, the Board’s search activities resulted in the appointment of Dr. Stephen Oesterle to the Board. Since the July 2015 spin-off of Baxalta, these activities, including the recruitment and appointment of Mr. Joe Almeida as the Company’s Chief Executive Officer and Chairman, have resulted in four new directors (or 33% of the Board).

In light of Baxter’s belief that the proponent’s proposed revision may have significant adverse consequences that increase the potential for costly disruption, and that its proxy access bylaw is broadly consistent with current market practice, the Board does not believe that any change to Baxter’s proxy access bylaw is necessary or advisable at this time. Accordingly, the Board believes that adoption of this stockholder proposal is unnecessary.

Baxter intends to monitor developments in this area on an ongoing basis as part of its consideration of broader governance issues, and remains committed to corporate governance policies and practices that are consistent with best practices.

Thus, the Board recommends a vote AGAINST this proposal.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

61

General Information

Questions and Answers about the Annual Meeting

Q:	Who is entitled to vote?

A:	All record holders of Baxter common stock as of the close of business on March 9, 2017 are entitled to vote. On that day, approximately 541,957,424 shares were issued and outstanding. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	How do I vote?

A:	Baxter offers registered stockholders three ways to vote, other than by attending the Annual Meeting and voting in person:

•	By Internet, following the instructions on the Notice or the proxy card;
•	By telephone, using the telephone number printed on the proxy card; or
•	By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Q:	How do I attend the Annual Meeting? What do I need to bring?

A:	In order to be admitted to the Annual Meeting, you must bring documentation showing that you owned Baxter common stock as of the record date of March 9, 2017. Acceptable documentation includes (i) your Notice of Internet Availability of Proxy Materials, (ii) the admission ticket attached to your proxy card (if you received your proxy materials by mail), or (iii) any other proof of ownership (such as a brokerage or bank statement) reflecting your Baxter holdings as of March 9, 2017. All attendees must also bring valid photo identification. Stockholders who do not bring this documentation will not be admitted to the Annual Meeting. Please refer to “—Other Information — Attending the Annual Meeting” for more information.

Q:	How do I vote shares that are held by my broker?

A:	If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that your broker or nominee provides to you. Most brokers offer voting by mail, telephone and the Internet.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares in accordance with the following recommendations of the Board of Directors:

Company Proposals	Board Recommendation

• Proposal 1—Election of Directors	FOR

• Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation	FOR

• Proposal 3—Advisory Vote on the Frequency of Executive Compensation Advisory Votes	ONE YEAR

• Proposal 4—Ratification of Independent Registered Public Accounting Firm	FOR

Stockholder Proposal	Board Recommendation

• Proposal 5—Proxy Access Bylaw Amendment to Increase Aggregation Cap	AGAINST

Q:	What if I submit a proxy and later change my mind?

A:	If you have given your proxy and later wish to revoke it, you may do so by giving written notice to the Corporate Secretary, submitting another proxy bearing a later date (in any of the permitted forms), or casting a ballot in person at the Annual Meeting.

investor.baxter.com

62	General Information

Q:	What happens if other matters are raised at the meeting?

A:	If other matters are properly presented at the meeting, the individuals named as proxies will have the discretion to vote on those matters for you in accordance with their best judgment. However, Baxter’s Corporate Secretary has not received timely and proper notice from any stockholder of any other matter to be presented at the meeting.

Q:	How is it determined whether a matter has been approved?

A:	Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting of Stockholders will be determined as follows:

•	Each director nominee under Proposal 1 receiving a majority of votes cast (number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director) will be elected as a director;
•	The frequency of the advisory vote on executive compensation receiving the greatest number of votes—one years, two years or three years—will be considered the frequency recommended by stockholders; and
•	Each other matter requires the affirmative vote of a majority of the shares of common stock, present in person or by proxy and entitled to vote at the Annual Meeting.

Q:	Who will count the vote?

A:	Baxter has engaged Broadridge Financial Solutions, Inc. (Broadridge) to serve as the tabulator of votes and a representative of Broadridge will serve as the Inspector of Election at the Annual Meeting.

Q:	How do I find out the voting results?

A:	Preliminary results are typically announced at the Annual Meeting. Final voting results will be reported on a Form 8-K filed with the SEC following the Annual Meeting.

Q:	What constitutes a quorum?

A:	A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	What are broker non-votes and what effect do they have?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as the ratification of the appointment of the company’s independent registered public accounting firm. On “non-routine” matters nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes.” The items being considered at the Annual Meeting, except for the ratification of the appointment of the company’s independent registered public accounting firm, under “Proposal 4—Ratification of Independent Registered Public Accounting Firm,” are considered “non-routine” matters.

Broker non-votes will have no impact on “Proposal 1—Election of Directors,” “Proposal 2—Advisory Vote to Approve Named Executive Compensation”, “Proposal 3—Advisory Vote on the Frequency of Executive Compensation Advisory Votes” or “Proposal 5—Proxy Access Bylaw Amendment to Increase Aggregation Cap.”

Q:	What effect does an abstention have?

A:	Abstentions or directions to withhold authority will have no effect on the outcome of Proposal 1 or Proposal 3. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting of Stockholders.

Q:	What is “householding” and how does it affect me?

A:

Baxter has adopted “householding,” a procedure under which stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive a single Notice of Internet Availability of Proxy Materials or set of proxy

 | 2017 Annual Meeting of Stockholders and Proxy Statement

General Information	63

materials, unless one or more of these stockholders notifies the company that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to the company by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice of Internet Availability of Proxy Materials or set of proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call 1-800-542-1061 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The company will deliver the requested documents to you promptly upon your request.

Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

Q:	What shares are covered by the proxy card?

A:	The proxy card covers all shares held by you of record (registered in your name), including any shares credited to your Incentive Investment Plan account or Puerto Rico Savings and Investment Plan account held in custody by the plan trustee. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.

Q:	How do I vote if I hold my shares through the Baxter Incentive Investment Plan or Puerto Rico Savings and Investment Plan?

A:	If you are a current or former Baxter employee with shares credited to your account in the Baxter Incentive Investment Plan or Puerto Rico Savings and Investment Plan, then your completed proxy card (or vote via the Internet or by telephone) will serve as voting instructions to the plan trustee. The trustee will vote the shares credited to your account as you direct, except as may be required by the Employee Retirement Income Security Act (ERISA). Shares for which the trustee has not received timely instructions shall be voted by the trustee to the extent permitted by the Incentive Investment Plan or Puerto Rico Savings and Investment Plan or required by law in its uncontrolled discretion. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by 11:59 p.m. Eastern Daylight Time on April 27, 2017.

Q:	Does the company offer an opportunity to receive future proxy materials electronically?

A:	Yes. If you wish to receive future proxy materials over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option to elect electronic delivery while voting.

If you elect electronic delivery, the company will discontinue mailing the proxy materials to you beginning next year and will send you an e-mail message notifying you of the Internet address or addresses where you may access next year’s proxy materials and vote your shares. You may discontinue electronic delivery at any time.

Q:	What are the benefits of electronic delivery?

A:	Electronic delivery reduces the company’s printing and mailing costs as well as the environmental impact of the Annual Meeting. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares over the Internet.

Other Information

Attending the Annual Meeting

The Annual Meeting of Stockholders will take place at Baxter’s corporate headquarters located at One Baxter Parkway, Deerfield, Illinois 60015 on Tuesday, May 2, 2017 at 9:00 a.m., Central Daylight Time. The registration desk will open at 8:00 a.m. Please see the

investor.baxter.com

64	General Information

map provided on the back cover of this Proxy Statement for more information about the location of the 2017 Annual Meeting. If you have other questions about attending the Annual Meeting, please contact Investor Relations at 224-948-2000 or Global_CORP_Investor_Relations@baxter.com.

Admittance to the meeting will be limited to stockholders eligible to vote or their authorized representatives. In order to be admitted to the Annual Meeting, you must bring documentation showing that you owned Baxter common stock as of the record date of March 9, 2017. Acceptable documentation includes your Notice of Internet Availability of Proxy Materials, the admission ticket attached to your proxy card (if you received your proxy materials by mail) or any other proof of ownership (such as a brokerage or bank statement) reflecting your Baxter holdings as of March 9, 2017. All attendees must also bring valid photo identification. Stockholders who do not bring this documentation will not be admitted to the Annual Meeting. Please be aware that all purses, briefcases, bags, etc. that are brought into the facility may be subject to inspection. Cameras and other recording devices will not be permitted at the meeting.

Stockholder Proposals for the 2018 Annual Meeting

Any stockholder who intends to present a proposal at Baxter’s Annual Meeting to be held in 2018, and who wishes to have a proposal included in Baxter’s proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 24, 2017 and must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting.

Stockholders may present proposals that are proper subjects for consideration at an Annual Meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified by Baxter’s Bylaws. The Bylaws require all stockholders who intend to make proposals at an Annual Meeting of Stockholders to submit their proposal to the Corporate Secretary between January 2, 2018 and February 1, 2018.

A stockholder or group of up to 20 stockholders who have continuously owned at least 3% of Baxter’s common stock for at least three years have the ability to submit director nominees (up to the greater of two and 20% of the Board) for inclusion in the related proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in Baxter’s Bylaws. Notice of these proposals must be received no earlier than October 25, 2017 and no later than November 24, 2017 and must include the information required for any Access Proposal (as defined in the Bylaws).

To be eligible for consideration at the 2018 Annual Meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director that are made outside of the proxy access procedures described above must be received by the Corporate Secretary between January 2 and February 1, 2018. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting.

All submissions to, or requests from, the Corporate Secretary should be made to Baxter’s principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

Cost of Proxy Solicitation

Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to stockholders, and employees of Baxter may communicate with stockholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and Baxter will reimburse them for their expenses.

In addition, Baxter has retained D.F. King & Co., Inc. to assist in the distribution and solicitation of proxies. Baxter has agreed to pay D.F. King & Co., Inc. a fee of approximately $20,500 plus other solicitation-related expenses.

Transfer Agent and Registrar

Correspondence concerning Baxter common stock holdings or lost or missing certificates or dividend checks should be directed to: Baxter International Inc. Common Stock, Computershare, P.O. Box 30170, College Station, TX 77842-3170, (888) 359-8645.

 | 2017 Annual Meeting of Stockholders and Proxy Statement

2017 Annual Meeting of Stockholders

Baxter International Inc. Headquarters

One Baxter Parkway

Deerfield, Illinois 60015

224-948-2000

Parking: Limited space is available on campus. Signs will direct you to guest parking for the Annual Meeting.

From Downtown

Kennedy (I-90) to Edens Expressway (I-94). Take Edens Spur/Tollway (I-94) and Exit Deerfield Road. Go West to Saunders Road. Turn South on Saunders to Baxter Parkway.

From O’Hare Airport/South Suburbs

Tri-State Tollway (I-294) North to Lake Cook Road. Take Lake Cook Road West to Saunders Road. North on Saunders Road to Baxter Parkway.

From North Suburbs

Tri-State Tollway (I-94) South to Lake Cook Road Exit. Go West on Lake Cook Road to Saunders Road. North on Saunders Road to Baxter Parkway.

Baxter’s headquarters is located in Deerfield. You may enter the campus as indicated below:

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 1, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

BAXTER INTERNATIONAL INC. ONE BAXTER PARKWAY DEERFIELD, IL 60015

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 1, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E22683-P85568 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BAXTER INTERNATIONAL INC.
The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors
	Nominees:	For	Against	Abstain

	1a. José (Joe) Almeida	☐	☐	☐	The Board of Directors recommends you vote ONE YEAR on the following proposal:	One Year	Two Years	Three Years	Abstain

	1b. Thomas F. Chen	☐	☐	☐	3. Advisory Vote on the Frequency of Executive Compensation Advisory Votes	☐	☐	☐	☐

	1c. John D. Forsyth	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

	1d. Munib Islam	☐	☐	☐	4. Ratification of Independent Registered Public Accounting Firm		☐	☐	☐

	1e. Michael F. Mahoney	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain

	1f. Carole J. Shapazian	☐	☐	☐	5. Stockholder Proposal - Proxy Access Bylaw Amendment to Increase Aggregation Cap		☐	☐	☐
	1g. Thomas T. Stallkamp	☐	☐	☐

	1h. Albert P.L. Stroucken	☐	☐	☐

2.	Advisory Vote to Approve Named Executive Officer Compensation	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners) Date
V.1.1

Please note that you will need to bring this admission ticket (or other proof of ownership) and valid photo identification in order to be admitted. Accordingly, this admission ticket should not be returned with the proxy card if you vote by mail.

ADMISSION TICKET

BAXTER INTERNATIONAL INC.

2017 Annual Meeting of Stockholders

May 2, 2017

9:00 a.m. Central Daylight Time

Baxter International Inc. Headquarters

One Baxter Parkway

Deerfield, Illinois 60015

All bags, briefcases, purses etc. that are brought into the facility will be subject to search.

This ticket is not transferable.

  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Chairman’s Letter are available at www.proxyvote.com.

E22684-P85568

BAXTER INTERNATIONAL INC.

Annual Meeting of Stockholders

May 2, 2017 9:00 AM Central Daylight Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) José E. Almeida and Sean Martin, and each of them, as proxyholders with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned in Baxter International Inc. at the Annual Meeting of Stockholders to be held on May 2, 2017, and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on this card. If no directions are given, the proxyholders will vote: for the election of the eight directors for a term of one year; for the approval of the advisory vote on the named executive officer compensation; one year for the advisory vote on the frequency of executive compensation advisory votes; for the ratification of the independent public accounting firm; against the stockholder proposal related to an amendment to the proxy access bylaw provision to increase the aggregation cap and at their discretion on any other matter that may properly come before the meeting. This proxy card will serve as voting instructions to the plan trustee for any shares held for the undersigned in the Baxter Incentive Investment Plan or Puerto Rico Savings and Investment Plan. The trustee will vote the shares credited to you as you direct, except as may be required by the Employee Retirement Income Security Act (ERISA). Shares for which the trustee has not received timely instructions shall be voted by the trustee in its discretion. To allow sufficient time for voting by the trustee of the plans, as described above, your instructions must be received by 11:59 p.m., Eastern Daylight Time on April 27, 2017.

If no directions are given, this proxy will be voted by the proxyholders FOR the election of directors, FOR proposals 2 and 4, ONE YEAR with respect to proposal 3 and AGAINST proposal 5 (or by the plan trustee in its discretion).

Continued and to be signed on reverse side

V.1.1